UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
UGI Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting and Proxy Statement Annual Meeting of Shareholders Friday, January 26, 2024

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

FRANK S. HERMANCE
Chair of the Board of Directors
December 15, 2023
Dear Fellow Shareholder,
On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, January 26, 2024. In an effort to enable shareholder participation from any location around the world and to provide cost savings to both UGI and our shareholders, we will again be hosting an entirely virtual meeting this year.
I would like to take this opportunity to remind you that your vote is important. On December 15, 2023, we mailed our shareholders a notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the 2023 fiscal year and how to vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.
On behalf of the entire Board of Directors, thank you for your investment in and continued support of UGI Corporation. I look forward to addressing your questions on January 26th.
Sincerely,

Frank S. Hermance
Chair of the Board of Directors

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 15, 2023
Notice of
Annual Meeting of Shareholders
The Annual Meeting of Shareholders of UGI Corporation will be held on Friday, January 26, 2024, at 9:00 a.m. Eastern Standard Time. It will be conducted solely through a virtual meeting format to enable shareholder participation from any location around the world, and to provide cost savings to both us and our shareholders. In-person attendance at the Annual Meeting will not be permitted. UGI Corporation has designed the virtual meeting format to ensure that its shareholders are afforded the same rights and opportunity to participate in the Annual Meeting as they would at an in-person meeting, including the ability to vote shares electronically during the meeting and ask questions during the meeting in accordance with the rules of conduct for the meeting.
Shareholders who wish to submit a question in advance may do so by visiting www.proxyvote.com. Questions may be submitted from Friday, January 12, 2024 until 11:59 p.m. Eastern Standard Time on Thursday, January 25, 2024. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.
To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/UGI2024. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials. You will need a computer, web-enabled phone, tablet, or other device, together with appropriate Internet access and your 16-digit control number, to attend the Annual Meeting. Members of the public without a control number will also be able to access the Annual Meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/UGI2024. Shareholders and other individuals without a 16-digit control number will not be able to otherwise participate in or vote at the Annual Meeting.
Online access to the Annual Meeting will open 15 minutes prior to the start of the Annual Meeting. Once admitted to the Annual Meeting, attendees may (i) listen to and participate in the Annual Meeting, (ii) vote or change a previously submitted vote, and (iii) view a list of shareholders of record as of November 20, 2023, the record date. Shareholders will consider and take action on the following items of business:
1.	the election of eight directors to serve until the next Annual Meeting of Shareholders;
2.	an advisory vote on a resolution to approve UGI Corporation’s executive compensation;
3.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2024; and
4.	the transaction of any other business that may properly come before the Meeting.

Jessica A. Milner
Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on Friday, January 26, 2024:
This Proxy Statement and the Company’s 2023 Annual Report on Form 10-K are available at www.ugicorp.com.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.
Annual Meeting of Shareholders
Time and Date:	9:00 a.m. Eastern Standard Time, Friday, January 26, 2024.
Place:	The Annual Meeting will be conducted solely by remote communication through a virtual meeting format.

Please visit www.virtualshareholdermeeting.com/UGI2024 to be admitted to the Annual Meeting. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials.

Record Date:	November 20, 2023
Voting:	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted on.
Voting Matters and Board Recommendations
Proposal	Required Approval	Board Recommendation	For More Information
Election of Eight Directors	Majority of Votes Cast	FOR	Page 7
Advisory Vote on Executive Compensation	Majority of Votes Cast	FOR	Page 66
Ratification of Independent Registered Public Accounting Firm for Fiscal 2024	Majority of Votes Cast	FOR	Page 67

How to Cast Your Vote
Over the Internet	By Telephone	By Mail or at the Meeting
If your shares are registered in your name: Vote your shares over the Internet by either scanning the QR Barcode on your Notice of Availability of Proxy Materials, or by accessing the Broadridge proxy online voting website at: www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If you received these Annual Meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

Shareholders may vote at the Meeting. You may vote your shares by accessing the Annual Meeting website at www. virtualshareholder meeting.com/ UGI2024 and clicking on the Vote Here button.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.
If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the Judge of Election with your ballot to be able to vote at the Meeting.

Operational Highlights
The Company reported diluted earnings per share of $(7.16) and adjusted diluted earnings per share of $2.84 for the fiscal year ended September 30, 2023 (“Fiscal 2023”). The Board of Directors increased the annual dividend rate during Fiscal 2023 by approximately 4.2% (the 36th consecutive year of annual dividend increases). In August 2023, the Company announced the commencement of a strategic review with a focus on our LPG businesses to unlock and maximize shareholder value. We continue to focus on advancing our strategy of: (1) providing reliable earnings growth; (2) rebalancing our portfolio, with an emphasis on natural gas and renewable energy solutions; and (3) investing in renewable energy solutions. The following discussion highlights some of our key accomplishments in these areas during Fiscal 2023.
•	Reliable Earnings Growth.
We are committed to consistently growing our earnings and plan to continue this growth through robust investments in our regulated utilities businesses, generating significant fee-based income in our Midstream and Marketing operations, optimizing our cost structure and effectively managing our global LPG businesses, which generate significant free cash flow. We strive to be the preferred provider in all markets we serve and remain focused on making continuous improvements and focusing on growth across our businesses.
At our Utilities segment, we continue to deliver attractive earnings growth through capital investments and customer additions, while taking actions to reduce earnings volatility. In Fiscal 2023, PA Gas Utility connected more than 1,460 new commercial and industrial customers and added more than 11,100 residential heating customers and our Electric Utility received PAPUC approval for an $8.5 million annual base distribution rate increase beginning in October 2023.
Our Midstream and Marketing business continues to provide stable earnings, which is underpinned by fee-based contracts from customers. This fee-based income is derived from fixed-fee peaking, storage and gathering, and fixed rate, variable volume gathering and marketing transactions. In Fiscal 2023, over 85% of Midstream and Marketing’s total margin was fee-based. In addition, Midstream and Marketing continued expanding in the renewable energy space, which we believe will contribute to our future earnings growth. For more information on these transactions, see “Investment in Renewable Energy” below.
During Fiscal 2023, we made technology and other investments to promote the safety of our employees and the communities we serve. For example, we continued (i) installing cameras in our delivery and service vehicles to facilitate in-cab coaching capabilities, among other functionality, and (ii) installing fall protection towers on rail terminals that are designed to prevent employees from falling during the process of offloading propane into bulk storage.
During Fiscal 2023, we made significant progress on our strategic decision to exit the energy marketing business at UGI International. We divested of our energy marketing businesses in the United Kingdom and Belgium during Fiscal 2023 and divested substantially all of our energy marketing business in France on October 1, 2023. In addition, we continue to make progress on the wind-down of our energy marketing business in the Netherlands.
•	Rebalancing Our Portfolio.
We are committed to rebalancing our portfolio through both organic growth and investment in natural gas and renewable energy solutions.
In Fiscal 2023, we executed our rebalancing strategy by prioritizing our capital investment in the natural gas businesses. At our Utilities segment, we continued to execute our infrastructure replacement and system betterment program, with record capital expenditures in Fiscal 2023 and additional expenditures expected in the coming years. Our PA Gas Utility remains on schedule to achieve its goal of replacing the cast iron portions of its gas mains by March 2027 and the bare steel portion of its gas mains by September 2041. We believe that the replacement of aging infrastructure results in increased contributions to rate base growth and also reduces emissions while improving operational efficiency and distribution system integrity.
•	Investment in Renewable Energy.
We are pursuing investments in several renewable energy areas, including RNG, bio-LPG and renewable dimethyl ether. Our natural gas businesses are exploring RNG opportunities involving both distribution and RNG feedstock infrastructure, and our LPG businesses are developing bio-LPG sources to augment our existing bio-LPG source in Sweden. We believe that UGI is well-positioned to develop investment opportunities in these emerging markets due to our competencies in project development, project execution, gas transportation and storage, and energy marketing.
We expect to utilize our existing natural gas and LPG distribution infrastructure to deliver RNG and bio-LPG to the customers we serve. In most cases, these renewable solutions can be delivered to our customers with no additional local infrastructure, incremental investments by our customers, or community disruption related to infrastructure buildout.
In Fiscal 2023, we completed the following transactions:
•
In November 2022, Energy Services announced a project that will modify an existing anaerobic biogas facility to generate RNG. The project is expected to be completed in the second half of 2024 and, once completed, is expected to produce approximately 35 million cubic feet of RNG annually.

•	In January 2023, Energy Services announced that it entered into an agreement to invest $150 million in two RNG projects currently under development in South Dakota. One project is expected to generate approximately 300 million cubic feet of RNG annually once completed in calendar year 2024 and the other project is expected to generate approximately 225 million cubic feet of RNG annually once completed in calendar year 2024.
•
In February 2023, Energy Services entered into a joint venture to develop an RNG project at the Commonwealth Environmental Systems landfill in Pennsylvania. Once complete, the project is expected to have the capacity to produce approximately 5,000 MMBtu per day of pipeline-quality RNG.

These projects provide a range of benefits, including reducing our carbon footprint while also addressing increased customer demand for low carbon energy sources.
•	Environmental Strategy.
We believe that corporate sustainability is critical to our overall business success and we are committed to growing the Company in an environmentally responsible way. UGI’s environmental strategy is focused on three main areas: (1) reducing our emissions; (2) reducing our customers’ emissions affordably, reliably, and responsibly; and (3) investing in renewable solutions. To support our strategy, we have made the following environmental commitments discussed below while also committing to continue to grow our earnings per share and dividends.
•
Scope 1 Emissions Reduction Commitment – Reduce Scope 1 GHG emissions by 55% by 2025 (using Fiscal 2020 as a baseline). Our Scope 1 emissions reduction target does not include emissions from the Mountaineer Acquisition, which closed in September 2021. The target also excluded the Stonehenge Acquisition and only accounts for our ownership interest in Pennant at the time we set the target. The emissions from the Pine Run acquisition were included in the baseline 2020 number as this investment contributed to our goal. The 2020 base number also takes a five year emissions average from the Hunlock generation facility to account for year-over-year differences in run time.

•	Methane Emissions Reduction Commitment – 92% reduction by 2030, and 95% reduction by 2040.
•
Pipeline Replacement and Betterment Commitment – Replace all cast iron pipelines by 2027 and all bare steel by 2041. Our pipeline replacement and betterment activities better enable us to achieve our emissions reductions goals.

We report our progress on the environmental goals and commitments annually in our Sustainability Reports, including our Scope 1, 2 and 3 emissions, air quality impact, and water management efforts. Our Scope 3 emissions stem primarily from the extraction (upstream) and combustion (downstream) of the molecules we distribute, and from our supply chain. Our Sustainability Reports may be accessed on our website under “ESG - Resources - Sustainability Reports.” Information published in our Sustainability Reports is not incorporated by reference in this Proxy Statement.

Overview of Corporate Governance
Corporate Governance Highlights
✔	Annual election of directors
✔	Majority voting with a director resignation policy for directors not receiving a majority of votes cast in uncontested elections
✔	No supermajority voting provisions
✔	The Board currently is led by an independent chair
✔	Majority of director-nominees are independent (7 of 8)
✔	Designation of independent Presiding Director following the Annual Meeting of Shareholders in January 2024
✔	Mandatory retirement age of 75 years for directors
✔	Demonstrated continued refreshment of the Board, with 5 out of 8 Board nominees with less than 5 years of service
✔	Overboarding policy
✔	Proxy access bylaw
✔	Independent Board Committees (with the exception of the Executive Committee), each with authority to retain independent advisors
✔	Engaged and focused Board, met 14 times in Fiscal 2023
✔	Regularly scheduled executive sessions of non-management directors
✔	Compensation and Management Development Committee advised by independent compensation consultant
✔	Annual Board and Committee self-assessment process
✔	Annual limit of $500,000 on individual director equity awards
✔	Robust director stock ownership requirements
Overview of Executive Compensation Practices and Pay for Performance
The compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. In alignment with that objective, our Compensation and Management Development Committee and the Board determine pay based on a comprehensive view of quantitative and qualitative factors designed to enhance shareholder value and align the long-term interests of executives and shareholders.
In Fiscal 2023, the components of our executive compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards, restricted stock unit awards, and stock option grants), limited perquisites, retirement benefits and other benefits, all as described in greater detail in the Compensation Discussion and Analysis of this Proxy Statement. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our short- and long-term goals.
The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2023, 75% of the principal compensation components, in the case of Roger Perreault, and 58% to 68% of the principal compensation components, in the case of all other named executive officers, were variable and tied to performance objectives.

For example, for the 2020-2022 performance period, UGI Corporation’s total shareholder return compared to its peer group was below the threshold for a payout and resulted in no performance unit payout in Fiscal 2023. For the 2021-2023 performance period (estimated as of September 30, 2023), UGI Corporation’s total shareholder return compared to its peer group was below the threshold for a payout and no performance unit payout is expected in Fiscal 2024. For additional information on the alignment between our financial results and executive officer compensation, see the Compensation Discussion and Analysis in this Proxy Statement.
Executive Compensation Highlights
✔
A substantial portion of executive compensation is allocated to performance-based compensation, including long-term awards, in order to align executive officers’ interests with shareholders’ interests and to enhance long-term performance (75% of the principal components, in the case of Mr. Perreault, and 58% to 68%, in the case of all other named executive officers)

✔	Robust executive officer stock ownership requirements
✔	Policy prohibiting hedging and pledging of Company securities, including the holding of Company securities in margin accounts as collateral for margin loans, by directors and executive officers
✔	Termination of employment is required for payment under change-in-control agreements (“double trigger”)
✔	Double trigger for the accelerated vesting of equity awards in the event of a change in control
✔	No tax gross-ups in change-in-control agreements for any of our named executive officers
✔
Recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of financial results to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, pursuant to the rules of the New York Stock Exchange and the Securities and Exchange Commission

✔	Board-reviewed succession plan for CEO and other senior management
✔	Annual advisory vote on executive compensation

Item 1 – Election of Directors
NOMINEES
Eight directors have been nominated by the Board of Directors to stand for election as directors at the Annual Meeting of Shareholders based upon recommendations from the Corporate Governance Committee. Each director-nominee has consented to serve, if elected, until the next Annual Meeting or until his or her earlier resignation or removal. If any director-nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. At this time, the Board is unaware of any reason why any of the director-nominees may not be able to serve as a director if elected.
Other than Santiago Seage, who was elected by the Board of Directors to serve as a Director effective September 18, 2023, all of the director-nominees were elected to the Board by our shareholders at last year’s annual meeting. The Board of Directors has unanimously nominated M. Shawn Bort, Theodore A. Dosch, Alan N. Harris, Mario Longhi, William J. Marrazzo, Cindy J. Miller, Kelly A. Romano, and Santiago Seage for election as directors at the 2024 Annual Meeting. Frank S. Hermance previously announced his intention to retire as Chair of the Company’s Board of Directors and to not stand for reelection to the Company’s Board of Directors at the Company’s 2024 Annual Meeting. In addition, as previously announced, Mr. Perreault has ceased to serve as a member of the Board and will not be standing for reelection at the Company’s 2024 Annual Meeting.
Information about Director-Nominees
Biographical information for each of the director-nominees standing for election is set forth below, as well as a description of the specific experience, qualifications, attributes and skills that led the Board to conclude that, in light of the Company’s business and structure, the individual should serve as a director. The Board believes that each director-nominee has valuable individual skills and experience that, taken as a whole, provide the depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.
Board Independence	Board Tenure	Board Diversity
7 Directors	~ 4 yrs. avg. tenure	63% Diverse
Seven out of our eight director-nominees are independent	Tenure of our director-nominees	Female: 3 Directors Race/Ethnicity: 2 Directors LGBTQ+: 1 Director

Overview of Director Qualifications and Experience
The following matrix highlights each director-nominee’s specific skills, knowledge, qualifications and experiences that are relevant to our long-term strategy beyond the minimum qualifications that our Board and Corporate Governance Committee of our Board believe are necessary for all directors. Our Board and Corporate Governance Committee believe that each director-nominee also brings a unique background, personal attributes and a range of expertise and knowledge not reflected in the matrix that provides our Board with an appropriate and diverse mix of skills and attributes necessary for the Board to fulfill its oversight responsibilities to our shareholders. More detailed information on each of our director-nominee’s backgrounds and qualifications is provided in their biographies beginning on page 9. Our Board and the Corporate Governance Committee do not assign specific weights to any of the below skills, knowledge, qualifications and experiences.
Qualifications/Experience	Bort	Dosch	Harris	Hermance	Longhi	Marrazzo	Miller	Romano	Seage
Senior Executive Management (CEO, CFO, SVP, Finance)	X	X	X	X	X	X	X	X	X
Financial Expertise/Audit Committee Financial Expert	X	X	X	X	X	X	X	X	X
Corporate Finance/Financial Strategy/ Public Accounting/Finance	X	X	X	X		X		X	X
Strategic Planning/Business Development	X	X	X	X	X	X	X	X	X
Industry Experience (including natural gas distribution and transmission)			X			X			X
Logistics & Distribution		X	X	X	X		X	X
Operational Expertise		X	X	X	X	X	X	X	X
International Operations	X	X		X	X		X	X	X
Asset Management	X	X	X	X			X		X
IT Infrastructure/Technology	X	X		X				X
Risk Management	X	X	X	X	X	X	X	X	X
Government Regulation/ Regulated Industry			X	X		X	X
Public Company Board Experience			X	X	X	X	X	X	X
Corporate Governance	X	X		X	X	X	X	X	X
Executive Compensation/HR/ Workforce Management				X	X	X	X	X
Sales/Marketing/Retail				X		X	X	X

The Board of Directors recommends that you vote “FOR” the election of each of the eight nominees for director.

M. Shawn Bort Independent Director Retired Senior Vice President, Finance, Saint-Gobain Corporation Director since 2009 Age as of Annual Meeting: 62
Committee Membership: Chair, Audit Committee Member, Pension Committee Member, Executive Committee
Principal Occupation and Business Experience
• 2006 - 2015: Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain (a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials)
•  2005 - 2006: Vice President, Finance, Saint-Gobain
• 2002 - 2005: Vice President, Internal Control Services, Saint-Gobain
• 1997 - 2002: Partner with PricewaterhouseCoopers LLP, a public accounting firm

Former Public Company Directorships UGI Utilities, Inc. (2015 - 2020)
Key Skills and Qualifications
Ms. Bort’s qualifications to serve as a director include her senior financial executive management experience with a global company, as well as her extensive public accounting knowledge and experience. Her education (Ms. Bort has a bachelor’s degree in accounting from Marquette University and a Master of Business Administration degree in finance and operations management from the Wharton School of the University of Pennsylvania) and experience provide her with financial expertise and a well-developed awareness of IT infrastructure, financial strategy, asset management and risk management. Ms. Bort also possesses international experience by virtue of her former executive position at a large global company and corporate governance experience by virtue of her position on the advisory board at Drexel University’s LeBow College of Business, Center for Corporate Governance.

Theodore A. Dosch Independent Director Retired Executive Vice President of Strategy and Chief Transformation Officer, WESCO International Inc. Director since 2017 Age as of Annual Meeting: 64
Committee Membership: Chair, Pension Committee Member, Audit Committee
Principal Occupation and Business Experience
• 2020 - 2022: Executive Vice President of Strategy & Chief Transformation Officer of WESCO International Inc. (a leading provider of business-to-business distribution, logistics services and supply chain solutions)
• 2011 - 2020: Chief Financial Officer of Anixter International Inc. (a leading global distributor of network and security solutions, electrical and electronic solutions, and utility power solutions)
• 2009 - 2011: Senior Vice President, Global Finance, Anixter International
• 2006 - 2008: CFO, North America and Vice President, Finance, of Maytag Integration of Whirlpool Corporation
•  2004 - 2005: Corporate Controller, Whirlpool
•  2000 - 2004: CFO, North America, Whirlpool
• 1986 - 2000: a variety of financial related roles at Whirlpool

Former Public Company Directorships UGI Utilities, Inc. (2017 - 2020)
Key Skills and Qualifications
Mr. Dosch’s qualifications to serve as a director include his senior financial executive management experience at WESCO International, Anixter International and Whirlpool Corporation. His education (Mr. Dosch has a bachelor’s degree in accounting from Ohio University and is a certified public accountant) and years of experience in financial related roles provide him with financial expertise. Mr. Dosch possesses international expertise by virtue of his positions at WESCO International Inc., Anixter International, and Whirlpool Corporation, companies with global operations, as well as in-depth experience in the areas of strategic planning, asset management, change management, and risk management. Mr. Dosch currently serves on the Board of Directors of East Penn Manufacturing Co.

Alan N. Harris Independent Director Retired Senior Advisor and Chief Development and Operations Officer, Spectra Energy Corporation Director since 2018 Age as of Annual Meeting: 70
Committee Membership: Chair, Safety, Environmental and Regulatory Compliance Committee Member, Pension Committee
Principal Occupation and Business Experience
• 2014 - 2015: Senior Advisor to the Chairman, President and Chief Executive Officer of Spectra Energy Corporation (an operator in the transmission and storage, distribution and gathering and processing of natural gas)
• 2009 - 2013: Chief Development Officer and Chief Operations Officer, Spectra Energy
• 2007 - 2009: Chief Development Officer of Spectra Energy
• 2004 - 2006: Group Vice President, Chief Financial Officer of Duke Energy
•  2003 - 2004: Executive Vice President, Duke Energy
• 2002 - 2003: Senior Vice President, Strategic Development and Planning, Duke Energy
• 2000 - 2002: Vice President, Controller, Treasurer, Strategic Planning, Duke Energy
• 1999 - 2000: Vice President, Controller, Strategic Planning, Duke Energy

Former Public Company Directorships UGI Utilities, Inc. (2018 - 2020) Enable Midstream Partners, LP (2015 - 2021) DCP Midstream GP, LLC (2009 - 2012 and 2014)
Key Skills and Qualifications
Mr. Harris’ extensive background in the energy industry, and in particular natural gas distribution and transmission, provide him with industry expertise. Additionally, Mr. Harris’ experience provides him with strategic planning and business development expertise. As a former senior financial executive, Mr. Harris also possesses experience in corporate finance and accounting. His education (Mr. Harris has a bachelor’s degree in accounting from Northeastern Oklahoma State University and an MBA from the University of Tulsa and is a certified public accountant) and experience provide him with financial expertise. Mr. Harris also possesses operational expertise in the energy sector by virtue of his senior executive experience at Spectra Energy and his director experience at Enable Midstream Partners.

Mario Longhi Executive Director Interim President and Chief Executive Officer of UGI Corporation Director since 2020 Age as of Annual Meeting: 69
Committee Membership: Member, Executive Committee
Principal Occupation and Business Experience
• 2023: Interim President and Chief Executive Officer, UGI Corporation
• 2017: Chief Executive Officer of United States Steel Corporation (a leading integrated steel producer)
• 2013 - 2017: President and Chief Executive Officer, United States Steel Corporation
• 2013: President and Chief Operating Officer, United States Steel Corporation
• 2012 - 2013: Executive Vice President and Chief Operating Officer, United States Steel Corporation.
• 2006 - 2011: Chief Executive Officer and President, Gerdau Ameristeel Corporation (a producer of long steel)
•  2005 - 2006: President, Gerdau Ameristeel Corporation
• 1982 - 2005: served in various roles of increasing responsibility at Alcoa, Inc., including President, Alcoa Wheels International; President, Alcoa Forgings Division; President and Chief Executive Officer, Howmet Castings; and Vice President and Group President, Global Extrusions.

Former Public Company Directorships
Harsco Corporation (2017 - 2023)
ITT Inc. (2017 - 2021)
United States Steel Corporation (2013 - 2017)
RTI International Metals Inc. (2013 - 2014)
Gerdau Ameristeel Corporation (2007 - 2010)

Key Skills and Qualifications
Mr. Longhi’s qualifications to serve as a director include his extensive senior management, strategic planning, business development, corporate governance, risk management, and operational experience, which he gained through his roles as President, Chief Executive Officer, and Chief Operating Officer of global, publicly traded companies as well as his service on public company boards. Mr. Longhi also possesses in-depth knowledge in the areas of executive compensation and international operations.

William J. Marrazzo Independent Director Chief Executive Officer and President, WHYY, Inc. Director since 2019 Age as of Annual Meeting: 74
Committee Membership: Chair, Compensation and Management Development Committee Member, Corporate Governance Committee
Principal Occupation and Business Experience
• 1997 - Present: Chief Executive Officer and President of WHYY, Inc., a public television and radio company in the nation’s fourth largest market
• 1988 - 1997: Chief Executive Officer and President of Roy F. Weston, Inc., a publicly traded corporation
• 1971 - 1988: Water Commissioner for the Philadelphia Water Department
•  1983 - 1984: Managing Director for the City of Philadelphia

Former Public Company Directorships UGI Utilities, Inc. (2019 - 2020) American Water Works Company, Inc. (2003 to 2016) AmeriGas Propane, Inc. (2001-2019)
Key Skills and Qualifications
Mr. Marrazzo’s qualifications to serve as a director include his extensive experience as Chief Executive Officer of both non-profit and public companies as well as his city government leadership experience. Mr. Marrazzo’s senior-level executive experience in both the public and private sectors provide him with financial, strategic planning, risk management, business development and operational expertise. Additionally, by virtue of his 18 years as a member, including six as Chair, of the AmeriGas Propane, Inc. Audit Committee and his 16 years as a member of its Compensation/Pension Committee, as well as his extensive service on other public company boards, Mr. Marrazzo possesses extensive corporate governance, executive compensation, human resources management and audit committee financial expertise. Mr. Marrazzo also previously served as a director of Woodard and Curran (a national engineering firm).

Cindy J. Miller Independent Director President and Chief Executive Officer, Stericycle, Inc. Director since 2020 Age as of Annual Meeting: 61
Committee Membership: Member, Compensation and Management Development Committee Member, Safety, Environmental and Regulatory Compliance Committee
Principal Occupation and Business Experience
• 2019 - Present: President and Chief Executive Officer of Stericycle, Inc. (a business-to-business services company and provider of compliance-based solutions, including regulated waste management, secure information destruction, compliance, customer contact, and brand protection)
•  2018 - 2019: President and Chief Operating Officer, Stericycle
• 2016 - 2018: President, Global Freight Forwarding of United Parcel Service (“UPS”)
•  2013 - 2016: President, Europe Region, UPS
• 1988 - 2013: various roles of increasing responsibility at the UPS, including Managing Director, UPS UK, Managing Director, UPS South Europe, Middle East and Africa, District Manager, UPS Metro Chicago and District Manager, UPS Northern Plains. Ms. Miller began her career at UPS as a package car driver before taking on various operations manager roles.

Current Public Company Directorships Stericycle, Inc. (director since 2019)
Key Skills and Qualifications
Ms. Miller’s qualifications to serve as a director include her extensive senior management, operational, and strategic planning experience from her leadership roles at global, publicly traded companies. Ms. Miller also possesses extensive knowledge in the areas of logistics, business transformation and change management, safety and international operations.

Kelly A. Romano Independent Director Founder and Chief Executive Officer, BlueRipple Capital, LLC Director since 2019 Age as of Annual Meeting: 61
Committee Membership: Member, Audit Committee Member, Safety, Environmental and Regulatory Compliance Committee
Principal Occupation and Business Experience
• 2018 - Present Founder and Chief Executive Officer of BlueRipple Capital, LLC, a consultancy firm focused on strategy, acquisitions, deal structure, and channel development for high technology companies and private equity firms
• 2014 - 2016: President, Intelligent Building Technologies, Building Systems & Services, United Technologies Corporation (“UTC”) (a diversified company that provides high technology products and services to the building and aerospace industries, which merged with Raytheon Company in 2020)
• 2012 - 2014: Corporate Vice President, Business Development, UTC Corporate Headquarters
• 2011 - 2012: President, Global Security Products, UTC Fire & Security
• 2010 - 2011: Senior Vice President, Global Sales & Marketing, UTC Fire & Security
• 2006 - 2009: President, Building Systems & Services, Carrier Corporation, UTC
• 1984 - 2006: various positions of increasing responsibility at UTC

Current Public Company Directorships Athira Pharma, Inc. (since 2020; Chair of the Board since 2021) Dorman Products, Inc. (since 2017)
Former Public Company Directorships UGI Utilities, Inc. (2019 - 2020)
Key Skills and Qualifications
Ms. Romano’s qualifications to serve as a director include her extensive global senior management experience at UTC, her service on other public company boards, and her operational, technology, sales, marketing, distribution, strategic planning and leadership, business development, corporate governance, and executive compensation knowledge and expertise. In addition, Ms. Romano has financial expertise by virtue of her senior management roles and related responsibilities at UTC.

Ms. Romano has been an executive advisory board member of Gryphon Investors (a private equity firm focused on middle-market investment opportunities) since December 2016; a senior advisory partner of Sand Oak Capital Partners, LLC (a private equity firm focused on investments in industrial and manufacturing companies in the U.S.) since May 2016; managing partner of Xinova, LLC (an innovation development and banking firm) (May 2016 to January 2020); a director and co-chair of the Board of Potter Electric Signal (a leading sprinkler monitoring and fire-life safety company) since December 2017; a director of start-up 75F (2020 to 2023); and an operating partner of AE Industrial Partners, LP (a private equity firm focused on aerospace and industrial investments) (August 2020 to August 2023), and served on four of their portfolio companies until August 2023 (Resolute, GS Precision, Altus Fire & Life Safety, and Healthway).

Santiago Seage Independent Director Chief Executive Officer of Atlantica Sustainable Infrastructure plc Director since 2023 Age as of Annual Meeting: 54
Committee Membership: None
Principal Occupation and Business Experience

• 2013 - Present: Mr. Seage has been serving as the Chief Executive Officer of Atlantica Sustainable Infrastructure plc (NASDAQ: AY), a sustainable infrastructure company that owns a diversified portfolio of renewable energy, storage, efficient natural gas, electric transmission and water assets in North and South America, and certain markets in Europe, the Middle East, and Africa since its formation.
•  2015: Executive Officer of Abengoa S.A.
•  2006 - 2013: Chief Executive Officer of Abengoa Solar.

Current Public Company Directorships Atlantica Sustainable Infrastructure plc
Key Skills and Qualifications
Mr.  Seage’s qualifications to serve as a director include his extensive leadership experience as the Chief Executive Officer and director of a global clean energy company and substantial expertise in the energy industry. Mr. Seage also possesses knowledge in the areas of international operations, strategic planning and business development, risk management, asset management, and corporate governance. In addition, Mr. Seage has financial expertise by virtue of his senior management roles and related experience.

CORPORATE GOVERNANCE
Corporate Governance Principles
The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating and sustaining long-term value for its shareholders and safeguarding its commitment to its other stakeholders. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company.
The Board, recognizing the importance of good corporate governance in carrying out its responsibilities to our shareholders, has adopted the UGI Corporation Principles of Corporate Governance. The Principles of Corporate Governance provide a framework for the effective governance of the Board and the Company by outlining the responsibilities of the Board and Board Committees. The Board, upon recommendation of the Corporate Governance Committee, regularly reviews the Principles and, as appropriate, updates them in response to changing regulatory requirements, feedback from stakeholders on governance matters and evolving best practices in corporate governance.
The Company’s Principles of Corporate Governance are posted on our website at www.ugicorp.com (see Company — Leadership and Governance — Governance Documents) or in print, free of charge, upon written request.
Director Independence
In September 2023, the Board, upon the recommendation of the Corporate Governance Committee, determined that, other than Mr. Perreault (the Company’s Chief Executive Officer), no Director has a material relationship with the Company, and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange. Subsequently, the Board determined that, effective as of December 12, 2023 and as a result of Mr. Longhi being named Interim President and Chief Executive Officer, Mr. Longhi no longer satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange.
The Board has established the following additional guideline to assist it in determining Director independence: if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates that do not exceed the greater of $1,000,000 or 2% of the charitable organization’s total revenues per year will not be considered to result in a material relationship between such Director and the Company.
In making its determination of independence, the Board and the Corporate Governance Committee, with the assistance of the Company’s legal counsel, considered charitable contributions and ordinary business transactions between the Company, or affiliates of the Company, and companies where our Directors are employed or serve as directors, all of which were in compliance with either the independence rules of the New York Stock Exchange or the categorical standard set by the Board for determining director independence.
Board Leadership Structure and Role in Risk Management
The Board of Directors regularly assesses and determines the most appropriate Board structure to ensure effective and independent leadership while also ensuring appropriate oversight of the operations and strategic direction of the Company. As announced in September 2023, Mr. Hermance informed the Board of his intention to retire from the UGI Corporation Board of Directors at the Annual Meeting of Shareholders to be held in January 2024. The Board also announced that Mr. Longhi will succeed Mr. Hermance as Chair of the Board following the Annual Meeting of Shareholders in January 2024. In connection with the announcement of Mr. Perreault’s departure from the Company in December 2023, Mr. Longhi also is currently serving as Interim President and Chief Executive Officer of the Company. The Board believes that the Company is best served by having Mr. Longhi as Chair due to his extensive leadership and operational experience as a chief executive of large, international companies, his global strategic perspective and his prior contributions as a Director of the Board. The Board also designated Mr. Harris as an independent, Presiding Director following the Annual Meeting of Shareholders in January 2024. In his role as Presiding Director, Mr. Harris will chair periodic meetings of the independent Directors and serve as principal liaison between the Chair and the other Directors on sensitive issues.
We believe that the Board effectively oversees the Company’s risk management. In particular, our Board takes an active role in risk management and ESG efforts, fulfilling its oversight responsibilities directly as well as through delegation to the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance Committee, and the Safety, Environmental and Regulatory Compliance Committee, with the Chair of each Committee reporting to the Board on his or her respective Committee’s oversight activities and decisions.
Committee	Risk Oversight
Audit Committee
Provides oversight of the Company’s enterprise risk management activities, policies and processes, including major risk exposures, risk mitigation and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity.

Compensation and Management Development
Provides oversight of the Company’s compensation programs for our executives, including our named executive officers, to ensure that the programs do not encourage executives to take unnecessary or excessive risks. In addition, oversees the Company’s policies and practices relating to the social responsibility aspects of its ESG program, including with respect to the Company’s belonging, inclusion, diversity and equity initiatives, programs and policies.

Corporate Governance
Provides oversight of corporate governance matters, such as director independence and director succession planning, to ensure overall Board effectiveness. Oversees the corporate governance aspects of the Company’s ESG program, including promoting Board diversity and inclusion through the identification and recommendation of diverse director nominees to the Board and evaluating and addressing emergent governance-related risks.

Safety, Environmental and Regulatory Compliance
Provides oversight responsibility for the review and adequacy of the Company’s strategy, policies, practices, programs, procedures, initiatives and training as they relate to safety, the environment (including climate change, reporting metrics, environmental targets and sustainability) and regulatory compliance. Reviews operational risks associated with the Company’s business. See “Oversight of Cybersecurity Risk” below for information on the Committee’s responsibilities related to cybersecurity and data privacy risks.

Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023. Throughout the year, management presents to the Board and its Committees on significant risks and risk mitigation plans. Management also reports to each of the Committees and the Board on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Board reviews the risks facing the Company with both a short- and long-term strategic focus.

Oversight of Cybersecurity Risk
Our Safety, Environmental and Regulatory Compliance Committee is responsible for reviewing the overall adequacy of, and providing oversight with respect to, the Company’s safety, environmental and regulatory compliance policies, programs, procedures, initiatives and training in light of applicable legal requirements and governmental and industry standards in the jurisdictions in which the Company and its subsidiaries conduct business. We have a cybersecurity program to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. The Global Chief Information Officer and the Global Chief Information Security Officer report to the Safety, Environmental and Regulatory Compliance Committee quarterly on the Company’s cybersecurity program, and to the full Board, as necessary. Our cybersecurity program is informed by laws, regulations and industry best practices and frameworks, such as the National Institute of Standards and Technology Cybersecurity Framework. We partner with other companies, industries and law enforcement to communicate information about the latest cybersecurity threats and leverage threat modeling insights. We conduct cybersecurity assessments against industry cybersecurity frameworks to better enable us to prioritize actions and investments to enhance our cybersecurity capabilities. Our cybersecurity teams work diligently to safeguard Company and customer data by applying layered and defensive mechanisms to proactively provide the security needed to detect and defend against cyber-attacks and to withstand potential impacts. We periodically conduct tabletop exercises and penetration testing to test our defenses. In addition, we provide new hires and employees with cybersecurity training, which is monitored and tracked on an annual basis. We also issue routine phishing campaigns to educate employees on social engineering techniques and informal security awareness exercises are conducted throughout the year.
Board Meetings and Attendance
The Board of Directors held 14 meetings in Fiscal 2023. All Directors attended at least 75% of the meetings of the Board and Committees of the Board of which they were members. Generally, all Directors are expected to attend the Company’s Annual Meeting of Shareholders, absent unforeseen circumstances that prevent their attendance. 10 of the 11 Company’s then current Board members attended the 2023 Annual Meeting of Shareholders.
Independent Directors of the Board also meet in regularly scheduled sessions without any members of management present. These sessions have been led by the Chair of the Board and will be led by our Presiding Director following the Annual Meeting of Shareholders in January 2024. The purpose of these executive sessions is to promote open and candid discussion among the independent Directors. After each executive session, the independent Directors report to the full Board through the Chair on their deliberations and any recommendations for action to be taken by the Board.
Board and Committee Structure
Annually, the Corporate Governance Committee monitors and assesses the structure, composition, operation and performance of the Board and its Committees and, if appropriate, makes recommendations for changes to the Board. For Fiscal 2023, our Board Committees included Audit, Compensation and Management Development, Corporate Governance, Pension, Safety, Environmental and Regulatory Compliance, and Executive. The members of each of the Board Committees, with the exception of the Executive Committee, were independent as defined by the New York Stock Exchange listing standards. The Charters of the Audit, Compensation and Management Development, Corporate Governance, Pension and Safety, Environmental and Regulatory Compliance Committees are posted on our website, www.ugicorp.com (see Company — Leadership and Governance — Committees and Charters), or in print, free of charge, upon written request.

AUDIT COMMITTEE

Chair: M. Shawn Bort	Other Members: • Theodore A. Dosch • Kelly A. Romano	Meetings in 2023: 5 Independence: 100%
Key Responsibilities:
•	oversees the Company’s accounting and financial reporting processes and independent audits of the financial statements;
•	oversees the adequacy of internal controls relative to financial and business risk;
•	monitors compliance with enterprise risk management policies;
•	appoints, retains, approves the compensation of and oversees the independent accountants;
•	monitors the independence of the independent registered public accounting firm and the performance of the independent accountants and the internal audit function;
•	discusses with management and the general auditor policies with respect to risk assessment and risk management;
•	provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board; and
•	oversees compliance with applicable legal and regulatory requirements.
Our Board has determined that each member of the Audit Committee is considered to be financially literate under applicable New York Stock Exchange listing standards. Additionally, the Board has determined that all members of the Audit Committee qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Chair: William J. Marrazzo	Other Members: • Mario Longhi • Cindy J. Miller	Meetings in 2023: 7 Independence: 100%
Effective December 12, 2023, and in connection with his appointment as Interim President and Chief Executive Officer, Mr. Longhi no longer serves on the Compensation and Management Development Committee.

Key Responsibilities:
•	establishes and reviews overall executive compensation philosophy and objectives;
•
reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and, together with the other independent Directors of the Board, determines and approves the CEO’s compensation based upon such evaluation;

•	assists the Board in establishing a succession plan for the position of CEO;
•	reviews with the CEO the evaluation of the performance of senior management as well as the Company’s plans for management development and senior management succession;
•	establishes executive compensation policies and programs, ensuring that such plans do not encourage unnecessary risk-taking;

•	approves salaries, target bonus levels, and payments to be made to senior management (other than the CEO);
•	approves a maximum value pool of options and other equity-based awards to be granted to non-senior management employees, with the Chair of the Committee and CEO approving any such individual awards;
•
oversees and periodically reviews the Company’s development and implementation of belonging, inclusion, diversity and equity initiatives, programs and policies, including those related to human capital management;

•	oversees the Company’s policies and practices relating to the social responsibility aspects of its ESG program;
•	considers current and emerging social trends or issues and recommends to the Board, as appropriate, policies and practices to address such trends or issues;
•	reviews with management the Compensation Discussion and Analysis;
•	oversees compliance with the Company’s Recoupment Policy;
•	oversees compliance with the Company’s Stock Ownership and Retention Policy; and
•	selects and oversees the performance of the compensation consultant, ensuring such consultant’s independence.

CORPORATE GOVERNANCE COMMITTEE

Chair: Frank S. Hermance	Other Members: • Mario Longhi • William J. Marrazzo	Meetings in 2023: 4 Independence: 100%
Effective December 12, 2023, and in connection with his appointment as Interim President and Chief Executive Officer, Mr. Longhi no longer serves on the Corporate Governance Committee.
Key Responsibilities:
•
identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors, and for appointment to fill any vacancy that is anticipated or has arisen on the Board, in light of the factors of independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and diversity of backgrounds and views, including, but not limited to, gender, race, ethnicity and national origin, and makes recommendations to the Board;

•	reviews and recommends candidates for Committee membership and chairs;
•	reviews the Board’s leadership structure;
•	considers the ability of Directors to serve on the boards and committees of other public companies and monitors the membership of Directors on the boards of other public companies;
•	reviews and oversees the Company’s policy prohibiting hedging, pledging and holding the Company’s securities in margin accounts;
•	reviews and assesses the performance of the Board and each Committee;
•	reviews and recommends Director compensation;
•	monitors compliance with the Company’s Code of Business Conduct and Ethics;
•	reviews director and officer indemnification and insurance coverage;
•	oversees the corporate governance aspects of the Company’s ESG program;
•	reviews and oversees independent Directors’ compliance with the Company’s stock ownership guidelines;

•	reviews and oversees Director orientation and continuing education programs; and
•
develops and recommends to the Board a set of corporate governance principles applicable to the Company, and also considers current and emerging corporate governance trends or issues and recommends to the Board, as appropriate, policies and practices that address such trends or issues.

EXECUTIVE COMMITTEE

Chair: Frank S. Hermance	Other Members: • M. Shawn Bort • Roger Perreault	Meetings in 2023: 0 Independence: 67%
Effective December 12, 2023, and in connection with his appointment as Interim President and Chief Executive Officer, Mr. Longhi replaced Mr. Perreault on the Executive Committee.
The Executive Committee has limited powers to act on behalf of the Board of Directors between regularly scheduled meetings on matters that cannot be delayed.

PENSION COMMITTEE

Chair: Theodore A. Dosch	Other Members: • M. Shawn Bort • Alan N. Harris	Meetings in 2023: 2 Independence: 100%
In Fiscal 2023, the Pension Committee served in an advisory capacity with respect to activities, finances and special topics related to qualified pension and retirement plans and received reports from relevant management committees and service providers related thereto. In November of 2023, the Board of Directors reallocated the Pension Committee’s responsibilities to the Audit Committee and decided to eliminate the Pension Committee as a Board Committee on a prospective basis.

SAFETY, ENVIRONMENTAL AND REGULATORY COMPLIANCE COMMITTEE

Chair: Alan N. Harris	Other Members: • Cindy J. Miller • Kelly A. Romano	Meetings in 2023: 5 Independence: 100%
Key Responsibilities:
•
reviews the adequacy of, and provides oversight with respect to, the Company’s strategy, policies, practices, programs, procedures, initiatives and training as they relate to safety, the environment (including climate change and sustainability) and regulatory compliance;

•
reviews the principal safety, environmental and regulatory compliance risks that affect or could affect the Company or its operations, business and stakeholders, or the environment, and oversees management’s efforts to identify, assess, monitor, manage and mitigate such risks;

•	reviews the Company’s policies and programs to promote cyber security and data privacy and to mitigate related risks;
•	reviews and discusses the Company’s operational business risks;

•	reviews the Company’s crisis management programs;
•	reviews and approves management’s long-term safety, environmental, and regulatory compliance goals and evaluates the Company’s progress towards those goals;
•	keeps abreast of the regulatory environment within which the Company operates;
•
reviews information and reports on various safety, environmental (including climate change and sustainability), and regulatory compliance issues or trends raised by management and third parties and recommends to the Board, as appropriate, policies and practices that address such issues or trends; and

•	oversees the safety, environmental and regulatory compliance aspects of the Company’s ESG program.
Selection of Board Candidates
The Corporate Governance Committee conducts an annual assessment of the composition of the Board of Directors and the Committees of the Board, and establishes, with the Board, the appropriate qualifications, skills, experience and characteristics required of Board members. The Committee seeks director candidates based upon a number of qualifications, including independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and diversity of backgrounds and views, including, but not limited to, gender, race, ethnicity and national origin, recognizing that diversity is a critical element to enhancing Board effectiveness. The Committee also considers how director candidates’ qualifications complement the Board’s existing strengths. The Committee continuously evaluates these desired attributes in light of the Company’s long-term strategy and needs as part of its Director succession planning process. The Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of strategic importance to the Company, such as senior executive leadership, general operational management, finance, energy distribution, international business, regulatory and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees, and who do not hold directorships that could cause a conflict of interest or impair the individual’s ability to contribute meaningfully to the Board. With respect to incumbent Directors, the Committee also considers the past performance of each Director. As part of the annual process of nominating independent Board candidates, the Committee obtains an opinion of the Company’s legal counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards.
The Corporate Governance Committee considers recommendations from a wide variety of its business contacts, including current Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. From time to time, the Committee also uses the services of third-party search firms and organizations that provide diverse candidates to assist it in identifying and evaluating possible nominees for Director. The Board reviews and has final approval of all potential Director nominees for election to the Board.
Shareholders may submit written recommendations for director-nominees to the Corporate Secretary, UGI Corporation, 500 North Gulph Road, King of Prussia, PA 19406. The Company’s Bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s Bylaws. In addition to satisfying the foregoing notice requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must notify the Corporate Secretary 60 days prior to the anniversary of the previous year’s annual meeting. Notification must include certain information detailed in Rule 14a-19 under the Exchange Act. Shareholders who wish to include a director nominee in the Company’s proxy statement must comply in all respects with the terms and conditions set forth in the Company’s Bylaws and must submit such nominee to the Corporate Secretary no earlier than 150 days and no later than 120 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting.

Board and Committee Evaluation Process
The Board of Directors is committed to a robust and constructive annual performance self-assessment process, which seeks to determine whether the Board and its Committees function effectively. This self-assessment process is also linked with the Board’s long-term succession planning practices and Board refreshment generally. The Corporate Governance Committee is responsible for overseeing this formal process, with the assistance of the Corporate Secretary. Each year, the Committee reviews the overall evaluation process, as well as the substantive matters to be addressed by the evaluation process, with the goal to identify opportunities for improvement, as appropriate. The results of the assessments are discussed with the Committees and with the full Board. Any items requiring additional consideration are monitored by the Corporate Secretary throughout the subsequent year for follow-up action, as appropriate.
The Board evaluation process is conducted, in alternating years, by either a written questionnaire or by a series of interviews conducted by the independent Chair. During Fiscal 2023, each Director discussed their assessment of the effectiveness of the Board and each Committee on which the Director serves, as well as individual Director performance and Board dynamics with the Chair. The Chair prepared a summary of key findings, which is used by each of the Committees and the Board to identify opportunities for improving the effectiveness of the Board and its Committees, including potential changes to policies and procedures, in order to enable the Board and each of its Committees to discharge its respective oversight responsibilities.
Limitations on Additional Board Service
In Fiscal 2023, the Board amended the Company’s Principles of Corporate Governance to include limits on the number of public company boards on which Directors may serve. The purpose of these limitations is to ensure that simultaneous service on multiple boards of directors will not impair a Director’s ability to contribute meaningfully to the Board.
Specifically, a Director may not serve on more than four public company boards (including UGI), a Director who serves as an active executive officer of a public company may not serve on more than two public company boards (including UGI), and a Director who serves as chair or lead independent director of a public company board may not serve on more than three public company boards (including UGI). Further, members of the Company’s Audit Committee may not serve on more than three public company board audit committees (including UGI’s Audit Committee). Additionally, for any potential public or private company board service not prohibited by these limitations, a Director is required to notify the Chair of the Corporate Governance Committee prior to accepting an invitation to serve on such board so that the Corporate Governance Committee may review the proposed relationship for potential conflicts of interest and confirm that simultaneous service on the additional board will not impair the Director’s ability to contribute meaningfully to the UGI Board.
Investor Outreach
UGI seeks regular engagement with investors to communicate our strategy and solicit feedback. Our independent Board Chair has participated in a number of investor meetings. Additionally, management periodically engages a third-party consultant to obtain independent feedback from our investors. In Fiscal 2023, management participated in a number of investor conferences, roadshows and meetings. These meetings were attended by various members of the Company’s senior management, including our Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents, and/or senior members of our business unit management teams. Management periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board and Committee meetings, as appropriate. The Board, as well as the management team, values the perspectives of our investors as it helps us to understand and evaluate the effectiveness of our investor communications. Additionally, the Compensation and Management Development Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2023 Annual Meeting, nearly 96% of the Company’s voting shareholders showed their strong support by voting to approve the compensation of the Company’s named executive officers.

Code of Business Conduct and Ethics and Supplier Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics and a Supplier Code of Business Conduct and Ethics, which are posted on the Company’s website, www.ugicorp.com (see “Company — Leadership and Governance — Governance Documents”). UGI’s Code of Business Conduct and Ethics expresses our commitment to integrity. It summarizes our expectations and standards for ethical behavior and helps us navigate an increasingly complex world. Our Code of Business Conduct and Ethics applies to all employees of UGI Corporation and its subsidiaries, as well as our Board of Directors and Company officers. We also expect our third-party consultants, contractors, vendors, and service providers to live up to the expectations outlined in our Supplier Code of Business Conduct and Ethics.
Compensation Committee Interlocks and Insider Participation
During Fiscal 2023, Messrs. Longhi, Marrazzo (Chair), and Stallings (until March 2023), and Ms. Miller served as members of the Compensation and Management Development Committee. None of the current or former members: (i) were former or current officers or employees of the Company or any of its subsidiaries, (ii) were executive officers of another company where an executive officer of UGI Corporation was a director, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.
Further, none of our executive officers served as a member of a compensation committee or board of directors of any other entity of which any member of our Board was an executive officer.
Communications with the Board
You may contact the Board of Directors, an individual independent Director, or the independent Directors as a group, by writing to them c/o Corporate Secretary, UGI Corporation, 500 North Gulph Road, King of Prussia, Pennsylvania 19406.
Any communications directed to the Board, an individual independent Director, or the independent Directors as a group from employees or others that concern complaints regarding accounting, financial statements, internal controls, ethical or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.
All other communications directed to the Board, an individual independent Director, or the independent Directors as a group are initially reviewed by the Corporate Secretary. In the event the Corporate Secretary has any question as to whether the Directors should be made aware of any issue raised, the Corporate Secretary shall be entitled to consult with the Chair of the Board in making such determination. The Corporate Secretary will distribute communications to the Board, an individual Director, or to selected Directors, depending on the content of the communication.
Typically, we do not forward to our Board communications from our shareholders or other parties that are of a personal nature or are not related to the duties and responsibilities of the Board, including, but not limited to, junk mail and mass mailings, resumes and other forms of job inquiries, opinion surveys and polls and business solicitations or advertisements.

COMPENSATION OF DIRECTORS
DETERMINATION OF NON-EMPLOYEE DIRECTOR COMPENSATION
Our Board of Directors plays a critical role to guide our strategic direction and create and sustain long-term value for our shareholders, with intense focus on corporate governance best practices. In order to attract and retain highly qualified, skilled, diverse and experienced public company directors to effectively guide the Company and address the risks and responsibilities associated with a company of size and complexity similar to UGI, it is necessary to provide a competitive director compensation program. Our non-employee Directors are compensated based upon their service as a Director as well as their respective roles on Board Committees. Our employee Directors receive no separate compensation for their service as Directors.
Our director compensation is overseen by the Corporate Governance Committee, which makes recommendations to our Board of Directors on the structure of our non-employee director compensation program and the appropriate amount of compensation. Our Board of Directors is responsible for approval of our non-employee director compensation program and the compensation paid to our non-employee Directors. In establishing director compensation, our Corporate Governance Committee and our Board of Directors rely on market comparables and assess the vital strategic skills and qualifications of the Board to fulfill our Company’s short- and long-term goals.
The Corporate Governance Committee retained Pay Governance as its independent compensation consultant to assist with the review of our non-employee director compensation and incentive programs for Fiscal 2023. In connection therewith, Committee member and chair retainers, the number of Board and Committee meetings, stock-based compensation, share ownership requirements and total cash and equity compensation were reviewed.
For our non-employee Directors, other than our Board Chair, we referenced market data provided to us by Pay Governance that compared our non-employee director compensation to similarly-sized companies in the General Industry (weighted 75%) and Energy Services (weighted 25%) sectors. This methodology is consistent with the methodology used to benchmark the compensation of our named executive officers. We seek to position our non-employee director compensation (other than the Board Chair) within 10% of the median total compensation of the directors included in the databases referenced by Pay Governance. See COMPENSATION DISCUSSION AND ANALYSIS – Determination of Competitive Compensation for additional information on the methodology used to benchmark the compensation of our named executive officers.
DETERMINATION OF BOARD CHAIR COMPENSATION
As discussed in greater detail below, the Corporate Governance Committee and Board of Directors (with the Board Chair recusing himself from discussions and decisions regarding incremental Chair compensation) rely on market data as well as a number of other factors in determining independent Chair compensation. The size and complexity of the Company’s business, including that we operate domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses, drives the need for our Board Chair to dedicate a significant amount of time to Company-related matters. In addition, we believe that our Board Chair’s duties and responsibilities are significantly more strategic and expansive than those of a typical board chair.
Our Board of Directors considers it to be a best practice from a corporate governance standpoint to have an independent chair of the board of directors. Because a significant majority of the companies included in the Energy Services Database have an executive chair of their board of directors rather than an independent chair, as independence is defined under New York Stock Exchange rules, we do not believe that sufficient comparable data exists to appropriately determine compensation for UGI’s independent Chair using the methodology applied to our director compensation generally. As a result, for Fiscal 2022 UGI Board Chair compensation, Pay Governance referenced a comparator group selected from the General Industry Database based on: (i) a combination of median revenue and market capitalization similar to those of the Company and (ii) a representation of a variety of industries that reflect a cross-section of operations that are reflective of the Company’s complexity. Since the Corporate Governance Committee did not consider changing Chair Compensation for Fiscal 2023, an updated analysis with respect to Chair compensation was not requested from Pay Governance.

Consistent with the aforementioned methodology, the following comparator group (with similar median revenue and market capitalization as UGI for the same period reviewed) was referenced for purposes of determining the Fiscal 2022 compensation of our Board Chair (again, there was no change in Chair compensation for Fiscal 2023):
Alliance Data System	Encompass Health	Reliance Steel
American Water Works	Hanesbrand Inc.	Stanley Black & Decker
Big Lots, Inc.	Hawaiian Electric	The AES Corporation
Campbell Soup	Invesco Ltd.	The Chemours Company
CDK Global, Inc.	Lincoln National	The Williams Cos.
Conagra Brands, Inc.	NiSource Inc.	Tractor Supply
Crane Co.	Nordstrom, Inc.	Unum
Discover Financial	NRG Energy, Inc.
Dover Corporation	Perrigo Company plc
In addition to referencing the above general industry comparator group, the Corporate Governance Committee and Board of Directors (with the Board Chair recusing himself from the discussion and decision regarding incremental Chair compensation) considered a number of other factors in determining the compensation for the Board’s independent Chair within a range of 10% of the $440,000 Fiscal 2022 median total compensation of the comparator group. These factors include the significant time commitment spent by the Board Chair on Company-related matters in light of the size and complexity of the Company’s business, including domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses. Furthermore, UGI’s Board Chair role involves a variety of significant strategic responsibilities that drive value for our shareholders, including merger and acquisition activities, business transformation projects, capital project investment reviews, chief executive officer succession planning, regular discussions with management regarding the Company’s strategic direction and communications, and direct engagement with the Company’s investors. We view the role of UGI’s Board Chair as a highly strategic role with duties and responsibilities over and above traditional Chair activities, which would include chairing meetings, setting meeting agendas and facilitating discussions with other directors on the board in between meetings.
ELEMENTS OF NON-EMPLOYEE DIRECTOR COMPENSATION
For Fiscal 2023, our non-employee director compensation program consisted of: (i) annual cash retainers for Board service and for service as the chair or member of one of the standing Board Committees and (ii) long-term equity awards granted on an annual basis to non-employee Directors immediately following the Company’s Annual Meeting of Shareholders, or following their initial appointment to the Board for new directors. Our non-employee Directors did not receive any Board or Committee meeting fees in Fiscal 2023 and Mr. Longhi will not receive an annual cash retainer or long-term equity award for Board or Committee service during the time that he serves as the Company’s Interim President and Chief Executive Officer.

•	Annual cash retainers
In Fiscal 2023, the Company paid its non-employee Directors an annual base retainer of $102,500 for Board service and paid an additional annual retainer of $12,500 to members of the Audit Committee, other than the chair of the Committee. The Company also paid an annual retainer to the chair of each of the Committees, other than the Executive Committee, as follows:
Audit Committee Chair	$25,000
Compensation and Management Development Committee Chair	$20,000
Safety, Environmental and Regulatory Compliance Committee Chair	$15,000
Corporate Governance Committee Chair	$15,000
Pension Committee Chair	$15,000
In addition, the Company paid Mr. Hermance an additional cash retainer of $68,500 for his service as independent Chair for Fiscal 2023.
•	Annual Long-Term Equity Awards
Each non-employee Director continuing to serve as a Director after the adjournment of the 2023 Annual Meeting of Shareholders received long-term equity grants consisting of 2,600 UGI stock units and 5,670 UGI stock options. Mr. Hermance received an additional 2,040 UGI stock units and 4,450 UGI stock options in Fiscal 2023 for his service as Chair of the Board. Our philosophy is to pay a higher percentage of total compensation in equity, rather than cash, to more closely align the interests of our non-employee Directors with those of our shareholders. In addition, all non-employee Directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the Director’s base annual cash retainer. As of September 30, 2023, Mr. Hermance, the Chair of our Board, owned 465,000 shares of UGI common stock and 56,011 UGI stock units, which equated to a value of $11,983,253 (more than 25 times Mr. Hermance’s total compensation for Fiscal 2023).
The UGI stock units and stock options were granted under the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”). Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65% in shares and 35% in cash, based on the value of a share, upon retirement or termination of service, unless a deferral election to defer payout of the stock units was made pursuant to the UGI Corporation 2009 Deferral Plan. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control.
For UGI stock options, the option exercise price is not less than 100% of the fair market value of the common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2021 Plan, the option remains exercisable through its original expiration date.

DIRECTOR COMPENSATION TABLE
The table below shows the components of director compensation for Fiscal 2023.
Director Compensation Table – Fiscal 2023
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
M. S. Bort	127,500	103,506	51,597	0	0	0	282,603
T. A. Dosch	130,000	103,506	51,597	0	0	0	285,103
A. N. Harris	117,500	103,506	51,597	0	0	0	272,603
F. S. Hermance	186,000	184,718	92,092	0	0	0	462,810
M. Longhi	102,500	103,506	51,597	0	0	0	257,603
W. J. Marrazzo	102,500	103,506	51,597	0	0	0	257,603
C. Miller	102,500	103,506	51,597	0	0	0	257,603
K. A. Romano	115,000	103,506	51,597	0	0	0	270,103
S. Seage	3,379	0	0	0	0	0	3,379
J. B. Stallings, Jr.	61,250	103,506	51,597	0	0	108,870	325,223
J. L. Walsh	33,313	0	0	0	0	3,278	36,591
(1)
Annual Retainers. In Fiscal 2023, the Company paid its non-management Directors an annual cash retainer of $102,500 for Board service and paid an additional annual cash retainer of $12,500 to members of the Audit Committee, other than the chair of the Committee. The Company also paid an annual retainer to the chair of each of the Committees, other than the Executive Committee, as follows: Audit, $25,000; Compensation and Management Development, $20,000; Corporate Governance, $15,000; Safety, Environmental and Regulatory Compliance, $15,000; and the Pension Committee, $15,000. In addition, the Company paid Mr. Hermance $68,500 for his service as independent Chair of the Board for Fiscal 2023. The Company pays no meeting attendance fees.

(2)
Stock Awards. All Directors named above, excluding Messrs. Hermance, Seage and Walsh, received 2,600 stock units in Fiscal 2023 as part of their annual compensation. Mr. Hermance received 4,640 stock units in Fiscal 2023 for his service as Chair of the Board. Mr. Walsh received no stock units due to his retirement and departure from the Board on January 27, 2023. Mr. Seage was elected as a Director on September 18, 2023 and will receive a prorated award for his 2023 service as Director in Fiscal 2024. The stock units were granted under the 2021 Plan. Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65% in shares and 35% in cash, based on the value of a share, upon retirement or termination of service, unless a deferral election to defer payout of the stock units was made pursuant to the UGI Corporation 2009 Deferral Plan. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the fair value of the awards of stock units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements for Fiscal 2023, which are included in our Annual Report on Form 10-K for Fiscal 2023. The dollar value shown in column (c) above reflects each Director’s annual award. The grant date fair value of (i) each Director’s annual award of 2,600 stock units was $103,506, and (ii) Mr. Hermance’s annual award of 4,640 stock units was $184,718. For the number of stock units credited to each Director’s account as of September 30, 2023, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 64.

(3)
Stock Options. All non-employee Directors, excluding Messrs. Hermance, Seage and Walsh, received 5,670 stock options in Fiscal 2023 as part of their annual compensation. Mr. Hermance received 10,120 stock options in Fiscal 2023 for his service as Chair of the Board. Mr. Walsh received no options due to his retirement and departure from the Board on January 27, 2023. Mr. Seage was elected as a Director on September 18, 2023 and will receive a prorated award for his 2023 service as Director in Fiscal 2024. The options were granted under the 2021 Plan. The option exercise price is not less than 100% of the fair market value of the common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2021 Plan, the option remains exercisable through its original expiration date. The amounts shown in column (d) above represent the grant date fair value of each Director’s Fiscal 2023 award. For the number of stock options held by each Director as of September 30, 2023, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 64.

(4)
All other Compensation. In Fiscal 2023, the Company paid the distribution of stock unit accounts to its non-management Directors, Messrs. Stallings and Walsh, due to their departures from the Board. The distribution of the account was paid 65% in whole shares and 35% in cash. In past years, the value of the annual stock awards has been reported in the proxy in this table in column (c). However, the dividend equivalents on the accumulated annual shares are only reported when they are distributed; the values of the dividend equivalents not already reported were $108,870 and $3,278 and for Messrs. Stallings and Walsh, respectively.

STOCK OWNERSHIP GUIDELINES AND EQUITY PLAN LIMITS FOR INDEPENDENT
DIRECTORS
All independent Directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the Director’s base annual cash retainer and to achieve the target level of common stock ownership within five years after joining the Board.
The Company has a $500,000 annual limit with respect to individual Director equity awards. In establishing this limit, the Board of Directors considered competitive pay levels as well as the need to retain its current Directors and attract new directors with the relevant skills and attributes desired in director candidates.
POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS
The Board of Directors has adopted a written policy that applies to transactions with related parties. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s Corporate Secretary, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and Securities and Exchange Commission audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at www.ugicorp.com (Company — Leadership and Governance — Committees and Charters — Audit Committee). As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of, and oversee the work of, the Company’s independent auditors, as well as review the services performed by the Company’s internal audit department.
In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2023. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.
Management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee appointed Ernst & Young LLP (“EY”) to audit the Company’s financial statements as of and for Fiscal 2023. In August 2014, the Committee first approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2015. The Committee considered a variety of factors in selecting EY as the Company’s independent registered public accounting firm, including the firm’s independence and internal quality controls, the overall depth of talent, and EY’s experience with the Company’s industry and companies of similar scale and size. In determining whether to reappoint EY as the Company’s independent registered public accounting firm for Fiscal 2023, the Committee again took those factors into consideration along with its review of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting. EY’s audit report appears in our Annual Report on Form 10-K for Fiscal 2023. The Committee is responsible for the audit fee negotiations associated with the retention of EY.
The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”
Based upon the reviews and discussions described in this report, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2023 for filing with the SEC.
Audit Committee
M. Shawn Bort, Chair
Theodore A. Dosch
Kelly A. Romano

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In the course of its meetings, the Audit Committee considered whether the provision by Ernst & Young LLP of the professional services described below was compatible with Ernst & Young LLP’s independence. The Committee concluded that our independent registered public accounting firm is independent from the Company and its management.
Consistent with the SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving audit and permissible non-audit services provided by the independent accountants. The Audit Committee has also delegated limited approval authority to its chair, such authority to be exercised in the intervals between meetings, in accordance with the Audit Committee’s pre-approval policy.
Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accountants, in Fiscal 2023 and 2022, were as follows:
	2023	2022
Audit Fees(1)	$8,397,000	$8,400,000
Audit-Related Fees(2)	$278,000	$172,000
Tax Fees(3)	$29,000	$70,000
All Other Fees(4)	$10,000	$10,000
Total Fees for Services Provided	$8,714,000	$8,652,000
(1)
Audit Fees for Fiscal 2023 and Fiscal 2022 were for audit services, including (i) the annual audit of the consolidated financial statements of the Company, (ii) statutory audits, (iii) review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters.

(2)
Audit-Related Fees for Fiscal 2023 and Fiscal 2022 relate to audits of subsidiary financial statements and debt compliance letters, and other attest services related to financial reporting not required by statute or regulation.

(3)	Tax Fees for Fiscal 2023 and Fiscal 2022 were for tax compliance or advisory services at the Company and the Company’s international subsidiaries.
(4)	All Other Fees for Fiscal 2023 and Fiscal 2022 were for software license fees.
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders.
Compensation and Management
Development Committee
William J. Marrazzo, Chair
Mario Longhi
Cindy J. Miller
Notwithstanding anything to the contrary, the reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers: Roger Perreault, our former President and Chief Executive Officer; Sean P. O’Brien, our Chief Financial Officer since April 11, 2023; Robert F. Beard, our Chief Operations Officer; John Koerwer, our Chief Information Officer; Judy A. Zagorski, our Chief Human Resources Officer; Ted J. Jastrzebski, our former Chief Financial Officer; and Monica M. Gaudiosi, our former Vice President, General Counsel and Secretary. We refer to these executive officers as our “named executive officers” for Fiscal 2023.
Compensation decisions for Mr. Perreault were made by the independent members of our Board of Directors after receiving the recommendations of its Compensation and Management Development Committee (the “Committee”), while compensation decisions for Messrs. O’Brien, Beard, Jastrzebski and Koerwer and Mses. Gaudiosi and Zagorski were made by the Committee. For ease of understanding, we will use the term “we” to refer to UGI Corporation, UGI International, LLC (“UGI International”), Utilities, and UGI Energy Services, LLC (“Energy Services”) in the relevant compensation discussions, unless the context indicates otherwise.
Effective December 12, 2023, Mr. Perreault ceased to serve as President and Chief Executive Officer of the Company and as a member of the Board. In connection with Mr. Perreault’s departure, the Board appointed Mr. Longhi as Interim President and Chief Executive Officer. Mr. Jastrzebski and Ms. Gaudiosi retired from the Company on June 2, 2023 and July 14, 2023, respectively.
EXECUTIVE SUMMARY
Our compensation program for named executive officers is designed to provide a competitive level of total compensation; motivate and encourage our executives to contribute to our financial success; retain talented and experienced executives; and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. As set forth in this Compensation Discussion and Analysis, the level of compensation received by the Company’s named executive officers in Fiscal 2023 reflects the Company’s performance during Fiscal 2023.
•	Overview of Performance
•	Reported Fiscal 2023 diluted earnings per share of $(7.16) and adjusted diluted earnings per share[1] (“Adjusted EPS”) of $2.84.
•	The Board of Directors increased the Company’s annual dividend rate by approximately 4.2% (the 36th consecutive year of annual dividend increases).
•	In Fiscal 2023, the Company committed over $500 million to renewable energy projects and completed construction of two previously-announced RNG projects in New York.
•
The Company continued to make significant progress on its environmental, social and governance (“ESG”) initiatives, including through (i) its commitment to invest in renewal energy solutions, (ii) its reduction in emissions, including its commitment to reduce Scope I emissions by 55% by 2025 and to reduce methane emissions by 92% by 2030 and 95% by 2040, and (iii) its continued commitment to the Company’s Belonging, Inclusion, Diversity and Equity (“BIDE”) initiative.

[1]
UGI Corporation’s Fiscal 2023 diluted earnings per share were adjusted to exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions ($5.90 loss per diluted share), (ii) impairment of AmeriGas Propane goodwill ($3.14 per diluted share), (iii) disposal of UGI International energy marketing businesses ($.86 loss per diluted share), (iv) AmeriGas Propane operations enhancement for growth project ($.09 loss per diluted share), (v) debt extinguishment ($.03 loss per diluted share), (vi) business transformation expenses ($.03 loss per diluted share) and (vii) sale of the Company’s headquarters building ($.05 gain per diluted share).

•	The Company made notable advancements in its BIDE initiative during Fiscal 2023, including an increase in diverse supplier spending of 4.7% over Fiscal 2022.
•	The Company divested of its non-core energy marketing businesses in (i) the United Kingdom and Belgium in Fiscal 2023 and (ii) France on October 1, 2024.
•	Fiscal 2023 Components
The following chart summarizes the principal elements of our Fiscal 2023 executive compensation program. We describe these elements, as well as retirement, separation and other benefits, in more detail later in this Compensation Discussion and Analysis.

Principal Components of Compensation Paid to Named Executive Officers in Fiscal 2023
Component		Principal Objectives	Fiscal 2023 Compensation Actions	For More Information
Base Components
VARIABLE PAY	Salary	Compensate executive as appropriate for executive’s position, experience and responsibilities based on market data.	Merit salary increases ranged from 4.5% to 6.0% for all named executive officers.	Page 37
	Annual Bonus Awards	Motivate executive to focus on achievement of our annual business objectives.
Target incentives ranged from 60% to 125% of salary. Actual bonus payouts to our named executive officers ranged from 80% to 87% of target, primarily based on achievement of financial, safety, and diversity & inclusion goals.
Page 38
Long-Term Incentive Awards
Stock Options
Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of stock options is a function of the price of our stock.
			The number of shares underlying option awards ranged from 157,130 shares to 13,490 shares.	Page 40
Performance Units
Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return that compares favorably to a peer group and achieving a long-term earnings per share target.

The number of UGI performance units awarded in Fiscal 2023 ranged from 92,400 to 7,930. Approximately 50% of performance units granted in Fiscal 2023 (on a dollar value basis) are payable in UGI Corporation common stock and will be earned based on total shareholder return (“TSR”) of Company stock relative to a custom TSR peer group (the “UGI Performance Peer Group”) over a three-year period. The remaining 50% of performance units granted in Fiscal 2023 (on a dollar value basis) are payable in UGI Corporation common stock and will be earned based on achievement of a target Adjusted EPS for the two-year performance period from October 1, 2022 to September 30, 2024 and subject to an additional one-year time-based vesting period ending September 30, 2025. For Fiscal 2024, all performance units will have three-year performance periods.
Page 40
Restricted Stock Units
Align executive interests with shareholder interests and enhance the retentive element of our compensation program while deterring excessive risk taking; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of restricted stock units, subject solely to time-based vesting, is a function of the price of our stock.
			The number of shares underlying UGI restricted stock unit awards ranged from 35,830 shares to 3,080 shares.	Page 40

•	Link Between Our Financial Performance and Executive Compensation
The Committee sets rigorous goals for our executive officers that are directly tied to the Company’s financial performance and our total return to our shareholders. We believe that the performance-based components of our compensation program, namely our annual bonuses, stock options and performance units, have effectively linked our executives’ compensation to our financial performance. For Fiscal 2023, the Committee added a second performance unit metric, Adjusted EPS, and increased the percentage of performance units awarded to our named executive officers under the Company’s long-term incentive compensation plan from 50% of the total target long-term incentive award to 60% of the total target long-term incentive award. The Committee recognizes the criticality of Adjusted EPS and determined to include Adjusted EPS as a financial metric in both the short-term and long-term incentive compensation plans for Fiscal 2023. The following charts set forth the Company’s Adjusted EPS performance from Fiscal 2021 through Fiscal 2023 as well as the Company’s three-year stock performance compared to the (i) S&P Utilities Index and (ii) UGI Performance Peer Group, which is the peer group referenced by the Committee for purposes of the Company’s long-term compensation plan.

The Summary Compensation Table reflects the grant-date fair value for equity awards, as required. However, we believe that a better assessment of amounts earned through equity awards can be made by considering our executives’ realizable pay. UGI Corporation performance unit awards resulted in no payout for the UGI Corporation performance unit awards cycle ended December 31, 2019, December 31, 2020, December 31, 2021 and December 31, 2022. In addition, the current cycle scheduled to end December 31, 2023 is tracking towards no payout. Further, all outstanding stock option awards were “underwater” as of September 30, 2023, meaning that the exercise price for those option awards was higher than the market price of UGI Corporation common stock on that date. As an example, Mr. Perreault’s realized pay of $2,009,750 (consisting of Mr. Perreault’s base salary and bonus) for Fiscal 2023 was approximately 20% of his total target compensation opportunity of $9,967,435 as disclosed in the Summary Compensation Table. Mr. Perreault did not receive a performance unit payout in Fiscal 2023 and did not exercise any “in-the-money” stock options in Fiscal 2023.
Short-Term Incentives — Annual Bonuses
Our annual bonuses are directly tied to key financial metrics as well as safety performance and achievement of a diversity and inclusion (“D&I”) goal. Additional details on the components of the annual bonuses for our named executive officers are set forth in more detail in this Compensation Discussion and Analysis.
As illustrated in the chart below, when the Company’s Adjusted EPS is below the targeted goal, the annual bonus percentage paid to a named executive officer is less than the targeted payout amount. Similarly, when Adjusted EPS exceeds the targeted goal, the annual bonus percentage paid to a named executive officer exceeds the targeted payout amount. The foregoing correlation between Adjusted EPS and bonus payout amounts would also be true with respect to the financial metrics applied to the annual bonus payout for Mr. Beard. The Committee has discretion under our executive annual bonus plans to (i) adjust Adjusted EPS and adjusted earnings before interest and taxes (“EBIT”) for extraordinary items or other events as the Committee deems appropriate, (ii) determine whether a participant has earned a bonus, and the amount of any such bonus earned, and (iii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50% based on a participant’s individual performance. See COMPENSATION DISCUSSION AND ANALYSIS — Elements of Compensation — Annual Bonus Awards, beginning on page 38. The following table demonstrates the strong link between Company financial performance and bonus payout percentages by illustrating that the Company’s Adjusted EPS (as compared to the targeted Adjusted EPS range) during each of the last three fiscal years directly correlates to the bonus payouts for our executives.
Fiscal Year	UGI Corporation Targeted Adjusted EPS Range	UGI Corporation Adjusted EPS for Bonus	Safety Leverage(1)	Diversity & Inclusion Goal(2)	% of Target Bonus Paid
2023	$2.85-$3.15	$2.84	0%	150%	80.78%
2022	$3.05-$3.25	$2.90	0%	130%	70.3%
2021	$2.65-$2.95	$2.96	77.6%	150%	110.1%
(1)
The Company has a standalone safety performance goal as part of the Company’s and each of its business units’ annual bonus plans. Ten percent of the annual bonus opportunity in Fiscal 2023, Fiscal 2022 and Fiscal 2021 was tied to safety performance. The portion of the award tied to safety performance is not contingent on a payout under any other annual bonus component.

(2)
The Company has a standalone D&I performance goal as part of the Company’s commitment to D&I initiatives and support of the Company’s BIDE initiative. Ten percent of the annual bonus opportunity in Fiscal 2023, Fiscal 2022 and Fiscal 2021 was tied to this D&I goal. The portion of the award tied to D&I performance is not contingent on a payout under any other annual bonus component.

Long-Term Incentive Compensation
Our long-term incentive compensation program, principally comprised of stock options, restricted stock units, and performance units, is intended to create a strong financial incentive for achievement of the Company’s long-term performance goals. In addition, linking equity to compensation aligns our executives’ interests with shareholder interests.
Long-Term Incentives — Stock Options
For Fiscal 2023, stock options comprised 20% of the target long-term incentive award for our named executive officers. Stock options comprised 25% of the target long-term incentive award for named executive officers in Fiscal 2022. Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by regulations established by the SEC, which is based on grant date fair value as determined under U.S. generally accepted accounting principles (“GAAP”). Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From our executives’ perspectives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of the Company’s common stock. As a result of the Company’s recent performance, the fiscal year-end intrinsic value of the options granted to our executives in Fiscal 2023, Fiscal 2022 and Fiscal 2021 is zero. The table below illustrates the intrinsic value of the stock options granted to Mr. Perreault in the last three fiscal years.
Fiscal Year	Number of Shares Underlying Options Granted to Mr. Perreault	Summary Compensation Table Option Awards Value	Exercise Price Per Share	Price Per Share at 9/30/23	Total Intrinsic Value of Options at 9/30/23
2023	157,130	$1,478,593	$41.45	$23.00	$0.00
2022	119,260	$1,012,517	$45.91	$23.00	$0.00
2021	90,710	$619,770	$40.93(1)	$23.00	$0.00
(1)
This exercise price represents an average of the exercise prices for Mr. Perreault’s annual grant of UGI stock options and an additional grant in connection with his promotion to President and Chief Executive Officer in Fiscal 2021.

Long-Term Incentives — Performance Units
In connection with the addition of a second performance unit metric for Fiscal 2023, the Committee increased the composition of the total target long-term incentive award for our named executive officers from 50% in Fiscal 2022 and Fiscal 2021 to 60% in Fiscal 2023. Performance units are valued upon grant date in accordance with SEC regulations, based on grant date fair value as determined under GAAP. Nevertheless, the actual number of shares ultimately awarded, if any, is entirely dependent on achievement of the performance metrics associated with the performance unit grant. For Fiscal 2023, (i) 50% of the total value of performance units awarded to our named executive officers is tied to TSR of UGI Corporation common stock relative to a competitive peer group, which will not be finally determined with respect to performance units granted in Fiscal 2023 until the end of calendar year 2025 and (ii) 50% of the total value of performance units awarded to our named executive officers is tied to a predetermined Adjusted EPS goal for the two-year performance period ending September 30, 2024, subject to an additional one-year time vesting requirement ending on September 30, 2025.
The following table shows the correlation between (i) levels of UGI Corporation TSR and long-term incentive compensation paid in each of the previous four fiscal years, and (ii) the estimated payout in Fiscal 2023 using September 30, 2023, instead of December 31, 2023, as the end of the three-year performance period. The table also compares UGI Corporation’s TSR to the average shareholder return of the Company’s peer group. TSR for UGI Corporation is compared to companies in the Adjusted Russell MidCap Utilities Index for the performance periods that began in calendar years 2017 through 2020. TSR for UGI Corporation is compared to the UGI Performance Peer Group for performance periods beginning in calendar year 2021.
Performance Period (Calendar Year)	UGI Corporation Total Shareholder Return Ranking Relative to Peer Group	UGI Corporation Total Shareholder Return(1)	Total Average Shareholder Return of Peer Group (Excluding UGI Corporation)	UGI Corporation Performance Unit Payout as a Percentage of Target
2021 - 2023(2)	17th out of 17 (0 percentile)	(32.5%)	52.0%	0.0%
2020 - 2022	31st out of 31 (0 percentile)	(12.1%)	11.4%	0.0%
2019 - 2021	29th out of 31 (6.7th percentile)	(12.0)%	23.2%	0.0%
2018 - 2020	29th out of 29 (0 percentile)	(22.4)%	21.9%	0.0%
2017 - 2019	27th out of 28 (4th percentile)	9.18%	58.6%	0.0%
(1)	Calculated in accordance with the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”).
(2)
Estimated ranking and payout reflects the TSR of UGI Corporation for the 2021-2023 performance period through September 30, 2023. Actual payout will be determined based on performance through December 31, 2023. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

Long-Term Incentives — Restricted Stock Units
For Fiscal 2023, restricted stock units comprised 20% of the target long-term incentive award for our named executive officers. Performance Units comprised 25% of the target long-term incentive award for named executive officers for Fiscal 2022 and Fiscal 2021. Restricted stock units are time-based and generally cliff vest in three years, subject to continued employment. The value of restricted stock units is tied to the performance of the market value of the Company’s common stock and the grant date value is calculated in accordance with the grant date accounting value.
The link between the Company’s financial performance and our executive compensation program is evident in the supplemental tables provided above. The Committee believes there is an appropriate link between executive compensation and the Company’s performance.

•	Compensation and Corporate Governance Practices
The Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:
•	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.
•
The Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant. The Committee believes that, during Fiscal 2023, there was no conflict of interest between Pay Governance and the Committee. In reaching the foregoing conclusions, the Committee considered the factors set forth by the New York Stock Exchange regarding compensation committee advisor independence.

•
The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2023, 75% of the principal compensation components, in the case of Mr. Perreault, and 58% to 68% of the principal compensation components, in the case of all other named executive officers, were variable and tied to performance objectives.

•
The Company awards a substantial portion of compensation in the form of long-term awards, namely performance stock units, stock options and restricted stock units, so that executive officers’ interests are aligned with the interests of shareholders and long-term Company performance.

•
Annual bonus opportunities for the named executive officers are based primarily on key financial metrics, safety performance, and D&I goals. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.

•	At our 2023 Annual Meeting, over 95% of our voting shareholders voted to approve the compensation of our named executive officers.
•
We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We require a double trigger for the accelerated vesting of equity awards in the event of a change in control. In addition, none of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 57.

•	We have robust stock ownership guidelines. See COMPENSATION DISCUSSION AND ANALYSIS — Stock Ownership and Retention Policy, beginning on page 44.
•
We have adopted a clawback policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of the Company’s financial statements in compliance with the final Securities and Exchange Commission clawback rules.

•
We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

COMPENSATION PHILOSOPHY AND OBJECTIVES
Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value while deterring excessive risk taking.

In Fiscal 2023, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards, restricted stock unit awards, and stock option grants), retirement benefits and other benefits, such as executive financial planning services and minimal perquisites, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.
DETERMINATION OF COMPETITIVE COMPENSATION
In determining Fiscal 2023 compensation, the Committee engaged Pay Governance as its compensation consultant. The primary duties of Pay Governance were to:
•	provide the Committee with independent and objective market data;
•	conduct compensation analyses;
•	review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives;
•	review components of our compensation program as requested from time to time by the Committee and recommend plan design changes, as appropriate; and
•	provide general consulting services related to the fulfillment of the Committee’s charter.
Pay Governance has not provided actuarial or other services relating to pension and post-retirement plans or services related to other benefits to us or our affiliates, and generally all of its services are those that it provides to the Committee. Pay Governance has provided market data for positions below the senior executive level as requested by management as well as market data for Director compensation, but its fees for this work historically are modest relative to its overall fees.
In assessing competitive compensation, we referenced market data provided to us in Fiscal 2023 by Pay Governance. We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committee does benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committee exercises discretion and also reviews other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.
In order to provide the Committee with data reflecting the relative sizes of UGI’s non-utility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Willis Towers Watson 2022 General Industry Executive Compensation Database (“General Industry Database”) and the Willis Towers Watson 2022 Energy Services Executive Compensation Database (“Energy Services Database”). Willis Towers Watson’s General Industry Database is comprised of approximately 1,000 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Willis Towers Watson Energy Services Database is comprised of approximately 135 companies, primarily utilities. For all named executive officers, Pay Governance weighted the General Industry Database survey data 75% and the Energy Services Database survey data 25% and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position (($100,000 x 75% = $75,000) plus ($90,000 x 25% = $22,500)). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our non-utility and utility businesses. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.

We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range for his or her salary grade approximates the 50th percentile of the “going rate” for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. Using this adjustment, Pay Governance developed going rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay Governance, we considered salary grade midpoints that were within 15% of the median going rate developed by Pay Governance to be competitive.
The Committee seeks to target a named executive officer’s total direct compensation opportunity (comprised of base salary, annual bonus award and long-term incentive awards) to be within a range of 85% to 115% of the 50th percentile of the survey data. In general, compensation levels for an executive officer who is new to a position tend to be at the lower end of the competitive range, while seasoned or more experienced executive officers may be positioned at the higher end of the competitive range.
ELEMENTS OF COMPENSATION
•	Salary
Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of the Company.
As noted above, we seek to establish the midpoint of the salary grade for the positions held by our named executive officers at approximately the 50th percentile of the going rate for executives in comparable positions. Based on the data provided by Pay Governance in July 2022, we increased the range of salary in each salary grade for Fiscal 2023 for each named executive officer by 4%.
For Fiscal 2023, the merit increases were targeted at 6%, and individual increases were based on performance evaluations and the individual’s position within the salary range. Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program. Mr. Perreault, in his capacity as President and Chief Executive Officer of the Company, had additional goals and objectives for Fiscal 2023, as established during the first quarter of Fiscal 2023. Mr. Perreault’s annual goals and objectives included the advancement of the Company’s strategic initiatives and commitments related to the Company’s financial and safety performance, organizational development objectives, and execution on strategic investments.
The following table sets forth each named executive officer’s Fiscal 2023 salary.
Name	Salary	Percentage Merit Increase for Fiscal 2023
Roger Perreault (1)	$1,000,000	6.0%
Sean P. O’Brien	$625,000	N/A
Robert F. Beard (2)	$632,500	5.5%
John Koerwer (3)	$430,419	6.0%
Judy Zagorski	$528,305	5.5%
Monica M. Gaudiosi	$561,742	5.0%
Ted J. Jastrzebski	$733,343	5.0%
(1)	Mr. Perreault’s base salary for Fiscal 2023 also includes a market adjustment of $46,000.
(2)	Mr. Beard’s base salary for Fiscal 2023 also includes a promotional increase of $52,500 in connection with his promotion to Chief Operations Officer.
(3)	Mr. Koerwer’s base salary for Fiscal 2023 also includes a market adjustment of $20,000.

•	Annual Bonus Awards
Our named executive officers participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”) and in subsidiary bonus plans, as applicable. In determining each executive position’s target award level under our annual bonus plans, we considered database information derived by Pay Governance regarding the percentage of salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we assessed the 50th percentile for comparable positions.
Eighty percent of the target bonus award opportunity for each of Messrs. Perreault, O’Brien, Jastrzebski and Beard (prorated for Mr. Beard for the period December 1, 2022 through September 30, 2023 to align with his promotion) and Mses. Gaudiosi and Zagorski is based on UGI Corporation Adjusted EPS, as adjusted for bonus purposes (financial performance portion of the award opportunity), 10% is based on the achievement of a safety performance goal tied to weighted average safety results of UGI Corporation, Utilities, Energy Services, AmeriGas Propane, L.P. and UGI International (safety performance portion of the award opportunity), and 10% is based on the achievement of a D&I goal tied to the Company’s multi-dimensional strategy to deepen and improve the organization’s commitment to its D&I and BIDE initiatives (D&I performance portion of the award opportunity).
The following table summarizes Mr. Beard’s target bonus award opportunity for the period from October 1, 2022 through November 30, 2022:
Utilities/Mountaineer – 35%	Energy Services – 25%	UGI Corporation – 40%
• 80% tied to Utilities/ Mountaineer EBIT	• 80% tied to Energy Services EBIT	• 100% tied to UGI Corporation Adjusted EPS
• 10% tied to Utilities/ Mountaineer safety goal	• 10% tied to Energy Services safety goal
• 10% tied to D&I goal	• 10% tied to D&I goal
The financial performance portion of the award opportunity for each named executive officer was structured so that (i) no amount would be payable unless relevant financial metric achievement was at least 85% of the target amount (90% for Utilities/Mountaineer EBIT), (ii) the target award would be payable if the relevant financial metric was fully achieved, and (iii) up to 200% of the target award would be payable if the relevant financial metric achieved equaled or exceeded 110% of the relevant financial target. The safety performance portion and D&I performance portion of the overall bonus award target are each independent of the achievement of a financial performance payout. The safety performance goal reflects the degree of achievement of a predetermined safety performance objective tied to Fiscal 2023 Occupational Safety and Health Administration (“OSHA”) recordables and accountable vehicle accident cases in Fiscal 2023 as compared to a predetermined target. The D&I goal is intended to reinforce the Company’s commitment to a multi-dimensional strategy to deepen and improve the Company’s awareness of D&I and support the Company’s BIDE initiative, including enhanced recruiting efforts of under-represented candidates, dedication of leadership resources and establishment of a more formal supplier diversity framework. For Fiscal 2023, both the safety and D&I performance portions of the award opportunity ranged from no payout if the performance targets were below an established threshold to a maximum of 150% if performance exceeded target. We believe the relevant safety and D&I performance targets for Fiscal 2023 represented achievable but challenging performance targets.
We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and the metrics described above provide “bottom line” measures of the performance of an executive in a large, well-established corporation. In addition, we believe that achievement of superior safety performance is an important short-term and long-term strategic initiative and is therefore included as a standalone component of the annual bonus calculation. We also believe that achievement of our D&I performance goal is an important step in advancing the Company’s dedication to deepen and improve our commitment to D&I and BIDE initiatives as we continue to embrace the diversity and uniqueness of individuals and cultures and the varied perspectives they provide.

The following table summarizes the relevant ranges for targeted financial performance, actual financial performance achievement, actual safety performance achievement, and actual D&I performance achievement for Fiscal 2023.
	Targeted financial performance range	Actual financial performance result achieved for bonus	Actual safety performance result achieved for bonus	Actual D&I performance result achieved for bonus
UGI Corporation	$2.85-$3.15 Adjusted EPS	$2.84	0%	150%
Utilities/Mountaineer	$330-$380 million Adjusted EBIT	$367 million	150%	150%
Energy Services	$240-$290 million Adjusted EBIT	$304 million	0%	150%
As a result of the foregoing achievement of financial, safety and D&I performance results, as modified by the Committee in its discretion, the following annual bonus payments were made for Fiscal 2023:
Name (1)	Percent of Target Bonus Paid	Payout
Roger Perreault	80.78%	$1,009,750
Sean O’Brien	80.78%	$201,950
Robert F. Beard (2)	87%	$462,311
Judy Zagorski	80.78%	$298,735
(1)
Ms. Gaudiosi received a prorated target bonus for Fiscal 2023 of $236,666 in connection with her retirement from the Company. Mr. Jastrzebski did not receive a Fiscal 2023 bonus. However, Mr. Jastrzebski received a special one-time payment of $150,000 in recognition of his assistance with the transition of his responsibilities.

(2)
Mr. Beard’s bonus was prorated based on the goals established for the portion of Fiscal 2023 that he served as Executive Vice President, Natural Gas, Global Engineering and Construction and Procurement and the portion of Fiscal 2023 that he served as Chief Operations Officer.

•	Long-Term Compensation — Fiscal 2023 Equity Awards
Background and Determination of Grants
Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our Company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentive compensation program provides us the ability to attract and retain talented executives in a competitive market.
Our long-term compensation for Fiscal 2023 included UGI Corporation stock option grants, restricted stock units, and performance units, which were all awarded under the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”). Each restricted stock unit represents the right to receive a share of common stock after three years of employment and each performance unit represents the right of the recipient to receive a share of common stock if specified performance goals and other conditions are met. UGI Corporation stock options generally have a term of 10 years and become exercisable in three equal annual installments beginning on the first anniversary of the grant date, while our restricted stock units generally cliff vest on the third anniversary of the date of grant, subject to continued employment with the Company. For Fiscal 2023, UGI Corporation granted performance units tied to two separate financial metrics: (i) the three-year TSR performance of the Company’s common stock relative to that of the companies in the UGI Performance Peer Group (“TSR Performance Units”) and (ii) the two-year EPS performance of the Company as compared to a predetermined EPS target with payout, if earned, subject to an additional one-year time-based vesting period (“EPS Performance Units”).
As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal

2023, we initially referenced competitive median market-based long-term incentive compensation information (on an accounting value basis), as provided by Pay Governance. In addition, the Committee analyzed each named executive officer’s overall market position on a total direct compensation basis, considered the increased weighting of performance units in the composition of the long-term incentive compensation and reviewed current unvested equity values previously awarded to our named executive officers. Pay Governance also provided competitive market incentive levels based on its assessment of accounting values.
For our named executive officers, we applied approximately 20% of the amount of the long-term incentive opportunity to UGI stock options, approximately 20% to UGI restricted stock units, and approximately 60% to UGI performance units. Because the value of stock options is a function of the appreciation or depreciation of our stock price, stock options are designed to align the executive’s interests with shareholder interests. As explained in more detail below, the restricted stock units are designed to deter unnecessary risk taking while also aligning executive’s interests with shareholder interests, and performance units are designed to encourage increased total shareholder return and EPS over a period of time.
The following table sets forth the long-term incentive awards made to our named executive officers in Fiscal 2023:
Name	Shares Underlying Stock Options # Granted	Performance Units (TSR) # Granted	Performance Units (EPS) # Granted	Restricted Stock Units # Granted
Roger Perreault	157,130	38,660	53,740	35,830
Sean P. O’Brien	26,950	7,580	8,490	5,660
Robert F. Beard	42,850	10,540	14,660	9,770
John Koerwer	13,490	3,320	4,610	3,080
Judy Zagorski	21,160	5,210	7,240	4,830
Monica M. Gaudiosi	20,530	5,050	7,020	4,680
Ted J. Jastrzebski	29,630	7,290	10,130	6,760
Peer Group and Performance Metrics
TSR Performance Units
While the value of performance units awarded to the named executive officers was determined as described above, the actual number of shares underlying TSR Performance Units to be paid out at the expiration of the three-year performance period will be based upon the Company’s comparative TSR over the period from January 1, 2023 to December 31, 2025. Specifically, with respect to TSR Performance Units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the UGI Performance Peer Group as of the beginning of the performance period using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the UGI Performance Peer Group for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. We will only remove a company that was included in the UGI Performance Peer Group at the beginning of a performance period if such company ceases to exist during the applicable performance period. The companies in the UGI Performance Peer Group as of January 1, 2023 were as follows:
Atmos Energy Corporation Cheniere Energy, Inc. Chesapeake Utilities Corporation DCC plc Equitrans Midstream Corporation National Fuel Gas Company	New Jersey Resources Corporation Northwest Natural Holding Company ONE Gas, Inc. ONEOK, Inc. Southwest Gas Holdings, Inc. Spire Inc.	Suburban Propane Partners, L.P. Superior Plus Corp. Targa Resources Corp. The Williams Companies, Inc.

The UGI Performance Peer Group replaced the Adjusted Russell MidCap Utilities with respect to TSR Performance Unit grants beginning in Fiscal 2021. The Committee determined that the UGI Performance Peer Group is an appropriate peer group as a result of a shift in the Company’s business composition.
The minimum award, equivalent to 25% of the number of TSR Performance Units, will be payable if the Company’s TSR rank is at the 25th percentile of the UGI Performance Peer Group. The target award, equivalent to 100% of the number of TSR Performance Units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200% of the number of TSR Performance Units, will be payable if the Company’s TSR rank is at the 90th percentile of the UGI Performance Peer Group.
EPS Performance Units
The actual number of shares underlying EPS Performance Units will be paid out following the expiration of the three-year vesting period from October 1, 2022 to September 30, 2025 if the predetermined Adjusted EPS target, as established by the Committee, for the two-year performance period October 1, 2022 to September 30, 2024 is satisfied and the named executive officer is employed by or providing service to the Company on the last day of the vesting period. The Committee will determine at the conclusion of the two-year performance period whether and to what extent the Adjusted EPS performance goal was met.
The actual amount of the award of EPS Performance Units may be higher or lower than the target award, or it may be zero, based on the Company’s Adjusted EPS for the 2024 fiscal year, as determined by the Committee in its sole discretion. The minimum award, equivalent to 50% of the target number of EPS Performance Units, will be payable if the Company’s Adjusted EPS is at the 90th percentile of the Adjusted EPS goal established by the Committee. The maximum award, equivalent to 200% of the target number of EPS Performance Units, will be payable if the Company’s Adjusted EPS exceeds 110% of the Adjusted EPS goal established by the Committee.
Performance Units - Payment Terms and Dividend Equivalents
Each award payable to the named executive officer provides a number of the Company’s shares equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, the Company has the authority to provide for a cash payment to the named executives in lieu of a limited number of the shares payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that executives earn shares in excess of the target award, the value of the shares earned in excess of the target is paid entirely in cash.
All performance units have dividend equivalent rights. A dividend equivalent is an amount determined by multiplying the number of performance units credited to the recipient’s account by the per-share cash dividend or the per-share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. Accrued dividend equivalents are payable in cash based on the number of common shares, if any, paid out at the end of the performance period.
•	Long-Term Compensation — Payout of Performance Units for 2020-2022 Period
UGI Corporation performance units covering the period from January 1, 2020 to December 31, 2022 did not satisfy the threshold performance target and therefore no payouts occurred during Fiscal 2023. For that period, the Company’s TSR ranked 31st relative to the other companies in the Adjusted Russell Midcap Utilities Index, placing the Company last in the group, resulting in no payout of the target award.
•	Perquisites and Other Compensation
We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services (discontinued in Fiscal 2011 for newly hired executives), airline membership reimbursement and limited spousal travel. Our named executive officers may also occasionally use the Company’s tickets for sporting events for personal rather than business purposes. In Fiscal 2023, a new financial planning benefit was offered to our executive officers. The aggregate cost of perquisites for each named executive officer in Fiscal 2023 was less than $14,000.

•	Other Benefits
Our named executive officers participate in various retirement, pension, deferred compensation and severance plans, which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees.
ONGOING PLANS AND POST-EMPLOYMENT AGREEMENTS
We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.
Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)
This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Mr. Beard participates in the UGI Pension Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 53 for additional information.
UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)
This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations, up to a maximum of 50% of his or her eligible compensation on a pre-tax basis and up to 20% of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50% of his or her eligible compensation. For employees eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 50% of the first 3% of eligible compensation contributed by the employee in any pay period, and 25% of the next 3%. For participants entering the UGI Savings Plan on or after January 1, 2009 who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100% of the first 6% of eligible compensation contributed by the employee in any pay period. Amounts credited to the employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. Messrs. Perreault, O’Brien, and Beard and Mses. Gaudiosi and Zagorski participate in the UGI Savings Plan.
UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan
UGI Corporation Supplemental Executive Retirement Plan
This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Mr. Beard participates in the UGI Corporation Supplemental Executive Retirement Plan (“UGI SERP”). See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 53, for additional information.

UGI Corporation Supplemental Savings Plan
This plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The UGI Corporation Supplemental Savings Plan (“SSP”) is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60% on the total return of the Standard and Poor’s 500 Index and 40% on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Mr. Beard is eligible to participate in the SSP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 56, for additional information.
2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees
(the “2009 UGI SERP”)
This plan is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5% of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($305,000 in 2023) and 10% of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. Messrs. Koerwer and O’Brien and Ms. Zagorski are eligible to participate in the 2009 UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 56, for additional information.
UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 15, 2017
This plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all stock units granted to the Company’s non-employee Directors, (ii) benefits payable under the UGI SERP, (iii) benefits payable under the 2009 UGI SERP, and (iv) benefits payable under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (a nonqualified deferred compensation plan for AmeriGas Propane executives). If an eligible participant elects to defer payment under the plan, the participant may receive future benefits after separation from service as (x) a lump sum payment, (y) annual installment payments over a period between two and 10 years, or (z) one to five retirement distribution amounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. The plan was closed to new participants in Fiscal 2017.
UGI Corporation Executive Severance Plan, Effective October 1, 2021
The Company maintains an executive severance pay plan that provides severance compensation to certain senior level employees. The plan is designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without “just cause,” other than in the event of death or disability. The Company’s plan covers each of the named executive officers. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 57, for further information regarding the severance plans.

Change in Control Agreements
The Company has change in control agreements with Messrs. O’Brien, Beard, and Koerwer and Ms. Zagorski. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without disruption in the face of potentially distracting circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 57, for further information regarding the change in control agreements.
STOCK OWNERSHIP AND RETENTION POLICY
We seek to align executives’ interests with shareholder interests through our Stock Ownership and Retention Policy (the “Policy”). We believe that by encouraging our executives to maintain a meaningful equity interest in the Company, we will enhance the link between our executives and shareholders. Under the Policy, an executive must meet his or her minimum ownership requirement within five years from the date of his or her employment or promotion. In the event that an executive is further promoted to a position with a higher ownership requirement, the five-year period restarts on the effective date of the promotion.
If an executive fails to meet his or her minimum ownership requirement within five years from the date of his or her employment or promotion, or fails to increase his or her stock ownership level each year, the Committee may, in its sole discretion, take any action it deems advisable, including but not limited to converting part or all of the executive’s gross annual bonus into UGI common stock or withholding future annual long-term incentive plan awards from that executive.
The Policy requires that, until the share ownership requirement is met, the executive retain all shares of UGI common stock. Executives may not use unexercised stock options or unvested (unearned) performance units that are not time-based to satisfy their equity ownership requirements.
In the event that there is a significant decline in the price of UGI common stock that results in an executive falling below his or her applicable minimum ownership requirement, such executive will not be noncompliant but will be required to comply with the retention requirements until the executive again meets the ownership requirement.
As of December 14, 2023, the stock ownership requirements for the named executive officers were as follows:
Name	Stock Ownership Requirement (as a multiple of base salary)
Sean P. O’Brien	3.0x base salary
Robert F. Beard	3.0x base salary
John Koerwer	3.0x base salary
Judy Zagorski	3.0x base salary
Based on information from Pay Governance, the Committee believes its stock ownership requirements generally align with market practices. Although not all named executive officers have met their respective ownership requirements due to the amount of time they have served in their current positions, all named executive officers were in compliance at October 1, 2023 with the Policy requiring the accumulation of equity over time.
EQUITY GRANT PRACTICES
The Committee generally approves annual stock option, restricted stock unit and performance unit grants to executive officers in the last calendar quarter of each year, to be effective the following January. Grants to a new employee are generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grants. In either case, for stock options, the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option, restricted stock unit, and performance unit grants for non-executive employees, and the grants, if approved by the Committee Chair and the Company’s Chief Executive Officer, are effective on or after the date of approval. We believe that our stock option, restricted stock unit and performance unit grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.
ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION
In connection with Fiscal 2023 compensation, Mr. Perreault, aided by our corporate human resources department, provided statistical data and recommendations to the Committee to assist it in determining compensation levels. Mr. Perreault did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committee utilized information provided by Mr. Perreault, and valued his observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Committee for all named executive officers, except Mr. Perreault, for whom executive compensation decisions were made by the independent members of the Board of Directors upon recommendation of the Committee.
TAX CONSIDERATIONS
In Fiscal 2023, we paid salary and annual bonus compensation to named executive officers that may not be fully deductible under U.S. federal tax. Section 162(m) of the Code sets a $1,000,000 cap on the deduction for compensation paid by a publicly held corporation to a “covered employee,” which includes certain of our named executive officers. Other than certain grandfathered awards, the Tax Cuts & Jobs Act of 2017 (TCJA) eliminated the performance-based compensation exception under Section 162(m) for taxable years beginning after December 31, 2017. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

COMPENSATION OF EXECUTIVE OFFICERS
The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers in Fiscal 2023 and two former executive officers.
Summary Compensation Table – Fiscal 2023
Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
R. Perreault Former President and CEO	2023	998,078	0	6,255,097	1,478,593	1,009,750	0	218,652	9,960,170
	2022	934,610	0	3,146,467	1,012,517	790,763	0	176,337	6,060,694
	2021	701,650	0	1,902,818(7)	619,770(8)	736,578	0	146,973	4,107,789
S. P. O’Brien Chief Financial Officer	2023	286,057	0	838,006	198,891	201,950	0	124,619	1,649,523
R. F. Beard Chief Operations Officer and Former Executive Vice President, Natural Gas, Global Engineering & Construction, and Procurement	2023	630,920	0	1,705,811	403,219	462,311	676,660	25,944	3,904,865
	2022	569,532	0	785,941	252,832	557,273	10,304	20,474	2,196,356
	2021	520,750	0	699,482	225,382	368,550	16,300	17,215	1,847,679
J. Koerwer Chief Information Officer	2023	429,583	0	537,063	126,941	208,616	0	81,111	1,383,314
J. A. Zagorski Chief Human Resources Officer	2023	527,770	0	842,920	199,116	298,735	0	98,316	1,966,857
	2022	519,171	0	598,617	192,638	246,390	0	95,172	1,651,988
	2021	484,061	0	605,281	194,911	373,790	0	118,931	1,776,974
T. J. Jastrzebski Former Chief Financial Officer	2023	546,148	150,000	1,179,491	278,818	0	0	19,800	2,174,257
	2022	727,661	0	957,511	308,187	394,616	0	116,028	2,504,003
	2021	680,988	0	968,466	311,880	600,110	0	131,260	2,692,704
M. M. Gaudiosi Vice President, General Counsel and Secretary	2023	479,006	0	817,072	193,187	236,666	0	76,154	1,802,085
	2022	554,735	0	672,768	216,495	263,232	0	85,150	1,792,380
	2021	518,784	0	662,185	213,182	400,309	0	94,818	1,889,278
(1)
The amounts shown in column (c) represent salary payments actually received during the fiscal year shown based on the number of pay periods within such fiscal year. Mr. Perreault’s Fiscal 2021 salary reflects the portion of Fiscal 2021 that he served as Executive Vice President, Global LPG as well as his promotion to President and Chief Executive Officer (effective June 26, 2021). Mr. O’Brien’s Fiscal 2023 salary reflects his employment commencement date of April 11, 2023. Ms. Zagorski’s Fiscal 2021 salary reflects her employment commencement date of September 8, 2020.

(2)	Special one-time payment awarded upon Mr. Jastrzebski’s retirement in recognition of his assistance in transitioning his responsibilities.
(3)
The amounts shown in columns (e) and (f) represent the aggregate fair value of awards of performance units, restricted stock units, and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements for Fiscal 2023, which are included in our Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table for information on awards of performance units, restricted stock units, and stock options made in Fiscal 2023.

(4)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan.
(5)
The amount shown in column (h) of the Summary Compensation Table reflects the change from September 30, 2022 to September 30, 2023 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI SERP for Mr. Beard, and the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plan during any given year. The material terms of the Company’s pension plan and deferred compensation plans are described in the Pension Benefits Table and the Nonqualified Deferred Compensation Table, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. For purposes of the Summary Compensation Table, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2023 was 5.22%, which is 120% of the federal long-term rate for December 2022. Earnings on deferred compensation for Messrs. Perreault, O’Brien, Koerwer and Jastrzebski and Mses. Gaudiosi and Zagorski are market-based and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan. The amounts included in column (h) of the Summary Compensation Table for Mr. Beard consist of the change in pension value, which represents an increase in Mr. Beard’s pension value of $676,660 in Fiscal 2023. There were no above-market earnings on deferred compensation for Mr. Beard in Fiscal 2023.
(6)	The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table.
Name	Employer Contribution to 401(k) Savings Plan ($)	Employer Contribution to SSP, 2009 SERP, and AmeriGas SERP as applicable ($)	Relocation Expense Reimbursement ($)	Other Perquisites ($) (b)	Total ($)
Roger Perreault	19,800	185,533	0	13,319	218,652
Sean P. O’Brien (a)	8,653	33,551	82,415	0	124,619
Robert F. Beard	7,500	18,444	0	0	25,944
John Koerwer	20,230	48,570	0	12,311	81,111
Judy Zagorski	19,656	67,400	0	11,260	98,316
Ted J. Jastrzebski	19,800	0	0	0	19,800
Monica M. Gaudiosi	19,837	56,317	0	0	76,154
(a)	During Fiscal 2023, Mr. O’Brien received reimbursement for relocation expenses in connection with his commencement of employment in April 2023 in accordance with the Company’s relocation policy.
(b)	During Fiscal 2023, our named executive officers received the following perquisites: company tickets for sporting events, limited spousal travel, and financial planning advice.
(7)
Includes awards granted in connection with Mr. Perreault’s promotion to President and Chief Executive Officer of (i) 9,550 UGI Corporation performance units for the three-year measurement period ending December 31, 2023 and (ii) 6,540 UGI Corporation restricted stock units with a vesting date of June 27, 2024.

(8)	Includes 34,210 option awards granted June 28, 2021 in connection with Mr. Perreault’s promotion to President and Chief Executive Officer which vest in three equal annual installments.

Grants of Plan-Based Awards in Fiscal 2023
The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2023.
Grants of Plan-Based Awards Table – Fiscal 2023
Name	Grant Date	Board Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
R. Perreault	10/1/2022	11/16/2022	31,250	1,250,000	2,375,000
	1/12/2023	11/16/2022								157,130	41.45	1,478,593
	1/12/2023	11/16/2022							35,830			1,485,154
	1/12/2023	11/16/2022				26,870	53,740	107,480				2,467,741
	1/12/2023	11/16/2022				9,665	38,660	77,320				2,302,203
S. O’Brien	4/11/2023	2/22/2023	5,925	236,986	450,274
	4/11/2023	2/22/2023								26,950	35.34	198,891
	4/11/2023	2/22/2023							5,660			200,024
	4/11/2023	2/22/2023				4,245	8,490	16,980				332,129
	4/11/2023	2/22/2023				1,895	7,580	15,160				305,853
R. Beard	10/1/2022	11/16/2022	11,654	521,310	993,430
	1/12/2023	11/16/2022								42,850	41.45	403,219
	1/12/2023	11/16/2022							9,770			404,967
	1/12/2023	11/16/2022				7,330	14,660	29,320				673,187
	1/12/2023	11/16/2022				2,635	10,540	21,080				627,657
J. Koerwer	10/1/2022	11/16/2022	6,456	258,251	490,678
	1/12/2023	11/16/2022								13,490	41.45	126,941
	1/12/2023	11/16/2022							3,080			127,666
	1/12/2023	11/16/2022				2,305	4,610	9,220				211,691
	1/12/2023	11/16/2022				830	3,320	6,640				197,706
J. J. Zagorski	10/1/2022	11/16/2022	9,245	369,813	702,646
	1/12/2023	11/16/2022								21,160	41.45	199,116
	1/12/2023	11/16/2022							4,830			200,204
	1/12/2023	11/16/2022				3,620	7,240	14,480				332,461
	1/12/2023	11/16/2022				1,303	5,210	10,420				310,256
T. Jastrzebski	10/1/2022	11/16/2022	9,845	393,795	748,211
	1/12/2023	11/16/2022								29,630	41.45	278,818
	1/12/2023	11/16/2022							6,760			280,202
	1/12/2023	11/16/2022				5,065	10,130	20,260				465,170
	1/12/2023	11/16/2022				1,823	7,290	14,580				434,120
M. Gaudiosi	10/1/2022	11/16/2022	7,730	309,189	587,459
	1/12/2023	11/16/2022								20,530	41.45	193,187
	1/12/2023	11/16/2022							4,680			193,986
	1/12/2023	11/16/2022				3,510	7,020	14,040				322,358
	1/12/2023	11/16/2022				1,263	5,050	10,100				300,728
(1)
The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2023. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table. For 80% of the bonus opportunity, the threshold amount is based on achievement of the UGI Corporation financial goal. For 10% of their bonus opportunity, the threshold amount is based on achievement of a safety performance score using the OSHA Recordable Injury Rate and Accountable Vehicle Accident Rate

calculations. The remaining 10% of their bonus opportunity is based on achievement of the diversity and inclusion metric. For Mr. Beard, the aformentioned bonus opportunity applied to the period December 1, 2022 through September 30, 2023. For the period from October 1, 2022 to November 30, 2022, Mr. Beard’s bonus opportunity was as follows: for 80% of his bonus opportunity, the threshold amount was based on achievement of the relevant financial goal for each component of his annual bonus (UGI Utilities/Mountaineer, UGI Energy Services and UGI Corporation); for 10% of his bonus opportunity, the threshold amount is based on achievement of a safety performance score at UGI Utilities/Mountaineer and UGI Energy Services; and for 10% of his bonus opportunity, the amount is based on achievement of the diversity and inclusion metric.
(2)
The awards shown are performance units under the Company’s 2021 Plan, as described in the Compensation Discussion and Analysis. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. In the case of a change in control of the Company, outstanding performance units and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee. See Compensation Discussion and Analysis for additional information.

(3)
Restricted stock units are granted under the Company’s 2021 Plan. Restricted stock units are time-based and generally cliff vest in three years, subject to continued employment. In the event of termination of employment before the end of the vesting period, restricted stock units will be forfeited in full. If termination of employment occurs due to retirement, death or disability, the participant will forfeit a pro-rated portion of the restricted stock units based on the amount of time the participant served as an employee during the vesting period. In the case of a change in control of the Company, outstanding restricted stock units and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee. See Compensation Discussion and Analysis for additional information.

(4)
Options are granted under the Company’s 2021 Plan. Under the Company’s 2021 Plan, the option exercise price is not less than 100% of the fair market value of the Company’s common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option and the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment and the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death and the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable only for a qualifying termination of employment.

Outstanding Equity Awards at Year-End
The following table shows the outstanding stock option, performance unit, and restricted unit awards held by the named executive officers at September 30, 2023.
Outstanding Equity Awards at Year-End Table – Fiscal 2023
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
R. Perreault	33,334(1)		33.76	12/31/2025
	50,000(2)		46.08	12/31/2026
	50,000(3)		46.95	12/31/2027
	44,860(4)		56.25	1/29/2029
	109,010(5)		45.16	12/31/2029
	37,666(6)	18,834(6)	34.96	12/31/2030	9,150(17)	210,450	15,010(21)	0
	22,806(7)	11,404(7)	46.90	6/27/2031	6,540(18)	150,420	9,550(21)	0
	39,753(8)	79,507(8)	45.91	12/31/2031	22,900(19)	526,700	35,230(22)	0
		157,130(9)	41.45	1/11/2033	35,830(20)	824,090	38,660(23)	0
							53,740(24)	0
S. O’Brien	0(10)	26,950	35.34	4/10/2033	5,660(25)	130,180	8,490(23)	0
							7,580(24)	0
R. Beard	32,400(11)		37.98	12/31/2024
	39,000(1)		33.76	12/31/2025
	33,000(2)		46.08	12/31/2026
	33,000(3)		46.95	12/31/2027
	41,410(12)		53.35	12/31/2028
	73,240(5)		45.16	12/31/2029
	27,220(6)	13,610(6)	34.96	12/31/2030	6,610(17)	152,030	10,840(21)	0
	9,926(8)	19,854(8)	45.91	12/31/2031	5,720(19)	131,560	8,800(22)	0
		42,850(9)	41.45	1/11/2033	9,770(20)	224,710	10,540(23)	0
							14,660(24)	0
J. Koerwer	15,000(16)		46.08	12/29/2026
	14,000(3)		46.95	12/31/2027
	10,900(12)		53.35	12/31/2028
	16,180(5)		45.16	12/31/2029
	10,506(6)	5,254(6)	34.96	12/31/2030	2,550(17)	58,650	4,190(21)	0
	3,753(8)	7,507(8)	45.91	12/31/2031	2,160 (19)	49,680	3,330(22)	0
		13,490(9)	41.45	1/11/2033	3,080(20)	70,840	3,320(23)	0
							4,610(24)	0
J. Zagorski	26,590(15)		33.35	9/7/2030	5,720(17)	131,560	9,380(21)	0
	23,540(6)	11,770(6)	34.96	12/31/2030	4,360(19)	100,280	6,700(22)	0
	7,563(8)	15,127(8)	45.91	12/31/2031	4,830(20)	111,090	5,210(23)	0
		21,160(9)	41.45	1/11/2033			7,240(24)	0
T. Jastrzebski (14)
M. Gaudiosi	75,000(13)		27.64	12/31/2023
	63,000(11)		37.98	12/31/2024
	70,000(1)		33.76	12/31/2025
	60,000(2)		46.08	12/31/2026
	60,000(3)		46.95	12/31/2027
	47,680(12)		53.35	12/31/2028
	74,100(5)		45.16	12/31/2029
	25,746(6)	12,874(6)	34.96	12/31/2030	5,216(17)	119,968	10,260(21)	0
	8,500(8)	17,000(8)	45.91	12/31/2031	2,450(19)	56,350	5,020(22)	0
		20,530(9)	41.45	1/11/2033	780(20)	17,940	841(23)	0
							1,755(24)	0
Note: Column (d) was intentionally omitted.
(1)	These options were granted effective January 1, 2016 and were fully vested on January 1, 2019.

(2)	These options were granted effective January 1, 2017 and were fully vested on January 1, 2020.
(3)	These options were granted effective January 1, 2018 and were fully vested on January 1, 2021.
(4)	These options were granted effective January 30, 2019 and were fully vested on January 30, 2022.
(5)	These options were granted effective January 1, 2020 and were fully vested on January 1, 2023.
(6)	These options were granted effective January 1, 2021. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 1, 2024.
(7)
These options were granted effective June 28, 2021 in connection with Mr. Perreault’s promotion to President and Chief Executive Officer in 2021. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on June 28, 2024.

(8)	These options were granted effective January 1, 2022. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 1, 2025.
(9)	These options were granted effective January 12, 2023. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 12, 2026.
(10)	These options were granted in connection with the commencement of Mr. O’Brien’s employment effective April 11, 2023 and will be fully vested on April 10, 2026.
(11)	These options were granted effective January 1, 2015 and were fully vested on January 1, 2018.
(12)	These options were granted effective January 1, 2019 and were fully vested on January 1, 2022.
(13)	These options were granted effective January 1, 2014 and were fully vested on January 1, 2017.
(14)	All the options, performance units and restricted stock units granted to Mr. Jastrzebski were forfeited as of June 2, 2023 due to his voluntary retirement.
(15)	These options were granted in connection with the commencement of Ms. Zagorski’s employment effective September 8, 2020. These options were fully vested on September 8, 2023.
(16)	These options were granted in connection with the commencement of Mr. Koerwer’s employment effective December 30, 2016. These options were fully vested on December 29, 2019.
(17)
These restricted stock units were granted effective January 1, 2021 and will fully vest on January 1, 2024. In connection with her retirement on July 14, 2023, Ms. Gaudiosi forfeited a pro-rated portion of her award based on the amount of time she served as an employee during the vesting period.

(18)
These restricted stock units were granted effective June 28, 2021 in connection with Mr. Perreault’s promotion to President and Chief Executive Officer in 2021. These units vest on the third anniversary of the grant date and will be fully vested on June 28, 2024.

(19)
These restricted stock units were granted effective January 1, 2022 and will fully vest on January 1, 2025. In connection with her retirement on July 14, 2023, Ms. Gaudiosi forfeited a pro-rated portion of her award based on the amount of time she served as an employee during the vesting period.

(20)
These restricted stock units were granted effective January 12, 2023 and will fully vest on January 12, 2026. In connection with her retirement on July 14, 2023, Ms. Gaudiosi forfeited a pro-rated portion of her award based on the amount of time she served as an employee during the vesting period.

(21)
These performance units were awarded January 1, 2021, with the exception of Mr. Perreault’s promotional grant that was awarded on June 28, 2021. The measurement period for the performance goal is January 1, 2021 through December 31, 2023. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on the TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2024. As of September 30, 2023, the Company’s TSR ranking would qualify for no payout of the target number of performance units originally granted. See Compensation Discussion and Analysis - Long Term Compensation - Fiscal 2023 Equity Awards for more information on the TSR performance goal measurements.

(22)
These performance units were awarded January 1, 2022. The measurement period for the performance goal is January 1, 2022 through December 31, 2024. The performance goal is the same as described in footnote 21 above, but is measured for a different three-year period. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period. The performance units will be payable, if at all, on January 1, 2025. In connection with her retirement on July 14, 2023, Ms. Gaudiosi forfeited a pro-rated portion of her award based on the amount of time she served as an employee during the vesting period.
(23)
These performance units were awarded January 12, 2023, with the exception of Mr. O’Brien who was awarded these units on April 11, 2023. The measurement period for the performance goal is January 1, 2023 through December 31, 2025. The performance goal is the same as described in footnote 21 above, but is measured for a different three-year period. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period. The performance units will be payable, if at all, on January 1, 2026. In connection with her retirement on July 14, 2023, Ms. Gaudiosi forfeited a pro-rated portion of her award based on the amount of time she served as an employee during the vesting period.

(24)
These performance units were awarded January 12, 2023, with the exception of Mr. O’Brien who was awarded these units on April 11, 2023. The measurement period for the performance goal is October 1, 2022 through September 30, 2024, with an additional one-year vesting period. The performance goal is based on a predetermined adjusted earnings per share for the fiscal year ending September 30, 2024. The actual amount of the award of Performance Units may be higher or lower than the Target Award, or it may be zero, based on UGI’s adjusted earnings per share, as determined by the Committee in its sole discretion (payment for intermediate levels of performance to be determined by interpolation with a minimum payout of 50% and a maximum payout of 110%). In connection with her retirement on July 14, 2023, Ms. Gaudiosi forfeited a pro-rated portion of her award based on the amount of time she served as an employee during the vesting period.

(25)
These restricted units were granted effective April 11, 2023 in connection with the commencement of Mr.  O’Brien’s employment. All units will vest on the third anniversary of Mr. O’Brien’s employment commencement date, on April 11, 2026.

Option Exercises and Stock Vested in Fiscal 2023
The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2023 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2023, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock on the vesting date.
Option Exercises and Stock Vested Table – Fiscal 2023
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
R. Perreault	16,666	20,666	0	0
S. O’Brien	0	0	0	0
R. Beard	0	0	0	0
J. Koerwer	0	0	0	0
J. Zagorski	0	0	3,000	72,150
T. Jastrzebski	0	0	0	0
M. Gaudiosi	75,000	1,012,710	0	0
Pension Benefits
The following table shows (i) the number of years of credited service for the named executive officers under the UGI Pension Plan and the UGI SERP, (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2023, and (iii) any payments made to the named executive officers in Fiscal 2023 under those plans.
Pension Benefits Table – Fiscal 2023
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
R. Perreault	None	0	0	0
S. O’Brien	None	0	0	0
R. Beard	UGI SERP	33	3,118,256	0
	UGI Pension Plan	33	1,351,922	0
J. Koerwer	None	0	0	0
J. Zagorski	None	0	0	0
T. Jastrzebski	None	0	0	0
M. Gaudiosi	None	0	0	0
(1)	Messrs. Perreault, O’Brien, Koerwer, and Jastrzebski and Mses. Gaudiosi and Zagorski do not participate in any defined benefit pension plan.
The Company participates in the UGI Pension Plan to provide retirement income to its employees hired prior to January 1, 2009. The UGI Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service. Benefits vest after the participant completes five years of vesting service.

The UGI Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with 10 years of service and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.
The UGI Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:
A = The minimum of (1) and (2), where
(1) =	1.9% of five-year final average earnings (as defined in the UGI Pension Plan) multiplied by years of service;
(2) =	60% of the highest year of year of earnings; and
B = 1% of the estimated primary Social Security benefit multiplied by years of service (maximum 35)
The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65% at age 55 to 100% (no reduction) at age 62.
The normal form of benefit under the UGI Pension Plan for a married employee is a 50% joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.
A different formula (the “CPG Formula”) applies to Mr. Beard as a result of his prior service with a predecessor company that was acquired by Utilities. Under the CPG Formula, the Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 60 with 10 years of service and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or a reduced benefit as early as age 55, provided they had five years of service at termination.
The CPG normal retirement benefit formula is (A) + (B) and is shown below:
A. =	1.08% of five-year final average earnings (as defined in the Plan) up to Social Security Covered Compensation multiplied by years of service up to 35 years; and
B. =	1.35% of five-year final average earnings (as defined in the Plan) above Social Security Covered Compensation multiplied by years of service up to 35 years.
The amount of the benefit produced by the CPG formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65% at age 55 to 100% (no reduction) at age 60.
The normal form of benefit under the CPG Formula for a married employee is a 50% joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.
The UGI Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For plan year 2023, the limit on the compensation that may be used is $330,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2023 is $265,000. Benefits in excess of those permitted under the statutory limits are paid from the UGI SERP, described below.
Mr. Beard is eligible for reduced early retirement benefits under the CPG Formula.

UGI Corporation Supplemental Executive Retirement Plan
The UGI SERP is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The benefit paid by the UGI SERP is approximately equal to the difference between the benefits provided under the UGI Pension Plan to eligible participants and benefits that would have been provided by the UGI Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes five years of vesting service. The benefits earned under the UGI SERP are payable in the form of a lump sum payment or rolled over to the Company’s nonqualified deferred compensation plan. The lump sum interest rate is the daily average of 10-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.
Actuarial assumptions used to determine values in the Pension Benefits Table - Fiscal 2023
The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2023. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:
	September 30, 2023	September 30, 2022
Discount rate for Pension Plan for all purposes and for SERP, for pre-retirement calculations	6.09% (UGI Pension Plan) 6.19% (SERP)	5.70% (UGI Pension Plan) 5.80% (SERP)
SERP lump sum rates	5.00%	4.10%
Retirement age	62	62
Postretirement mortality for UGI Pension Plan	PRI-2012 blue collar table, decreased by 4.50%; projected forward on a generational basis using Scale MP-2019	PRI-2012 blue collar table, decreased by 4.90%; projected forward on a generational basis using Scale MP-2019
Postretirement Mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Preretirement Mortality	none	none
Termination and disability rates	none	none
Form of payment – qualified plan	Single life annuity	Single life annuity
Form of payment – nonqualified plan	Lump sum	Lump sum

Nonqualified Deferred Compensation
The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s SSP and the 2009 UGI SERP.
Nonqualified Deferred Compensation Table – Fiscal 2023
Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Employer Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
	(a)	(b)	(c)	(d)	(e)	(f)
R. Perreault	2009 UGI SERP	0	185,533 (1)	18,348	0	787,096
S. O’Brien	2009 UGI SERP	0	33,551 (1)	0	0	0
R. Beard	SSP	0	18,444 (2)	0	0	115,012
J. Koerwer	2009 UGI SERP	0	48,570 (1)	5,805	0	212,424
J. Zagorski	2009 UGI SERP	0	67,400 (1)	3,035	0	130,184
T. Jastrzebski	2009 UGI SERP	0	0 (1)	8,289	0	441,322
M. Gaudiosi	2009 UGI SERP	0	56,317 (1)	23,378	0	855,429
(1)	This amount represents the employer contribution to the 2009 UGI SERP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(2)	This amount represents the employer contribution to the Company’s SSP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(3)	The aggregate balances do not include the Company contributions for Fiscal 2023 set forth in column (c) since the Company contributions occur after fiscal year end.
The SSP is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the UGI Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the UGI Savings Plan if the Code limitations were not in effect and the Company match actually made under the UGI Savings Plan. The Code compensation limit for plan year 2023 was $305,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the UGI Savings Plan, which is a match of 50% on the first 3% of eligible compensation, and a match of 25% on the next 3%, assuming that the employee contributed to the UGI Savings Plan the lesser of 6% of eligible compensation and the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60% weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40% weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.
The 2009 UGI SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having been hired on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5% of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($305,000 in plan year 2023) and 10% of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by

Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 15, 2017, page 43.
Potential Payments Upon Termination or Change in Control
Severance Pay Plan for Executive Employees
The UGI Corporation Executive Severance Plan (the “2021 Severance Plan”), effective October 1, 2021, provides for payment to certain senior level employees of UGI, including Messrs. Perreault, O’Brien, Beard, and Koerwer and Ms. Zagorski, in the event their employment is terminated without fault on their part. Benefits are payable to a covered executive if the executive’s employment is involuntarily terminated for any reason other than for “just cause” or as a result of the executive’s death or disability. Under the 2021 Severance Plan, “just cause” generally means dismissal of an executive due to (i) theft or misappropriation of funds, (ii) conviction of a felony or crime involving moral turpitude, (iii) material breach of the Company’s Code of Business Conduct and Ethics or other written employment policies, (iv) breach of a written restrictive covenant agreement, (v) gross misconduct in the performance of his or her duties, or (vi) the intentional refusal or failure to perform his or her material duties.
Under the 2021 Severance Plan, cash severance is equal to the participant’s annual compensation (including base salary and bonus) at the time of separation multiplied by the severance period for the participant’s employment classification. A participant also may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and pro-rated for the number of months served in the fiscal year prior to termination. Under the 2021 Severance Plan, a participant also may receive a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the participant’s severance period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee). The 2021 Severance Plan also provides for outplacement services for a period of six months (or up to 12 months for participants who are a party to a change in control agreement).
In order to receive benefits under the 2021 Severance Plan, a participant is required to execute a release that discharges UGI and its subsidiaries from liability for any claims the executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The 2021 Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with the Company following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.
Change in Control Arrangements
Messrs. O’Brien, Beard, and Koerwer and Ms. Zagorski each have an agreement with the Company that provides benefits in the event of a change in control. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his or her employment with the Company. A change in control is generally deemed to occur in the following instances:
•
Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20% or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•
Individuals who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”), and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•
The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50% of the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	The Company is liquidated or dissolved.
The Company will provide each of our named executive officers with cash benefits if we terminate the named executive officer’s employment without “cause” or if the named executive officer terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to each of our named executive officers will be as specified under his or her change in control agreement unless payments under the 2021 Severance Plan described above would be greater, in which case benefits would be provided under the 2021 Severance Plan.
Our named executive officers would receive benefits under their respective change in control agreements equal to a multiple times the named executive officer’s base salary and annual bonus plus the cash equivalent of his or her target bonus, prorated for the number of months served in the fiscal year. The multiple for each named executive officer is set forth in the table below. In addition, our named executive officers would be entitled to receive a payment equal to the cost he or she would incur if he or she enrolled in the Company’s medical and dental plans for their continuation period (set forth in the table below), less the amount he or she would be required to contribute for such coverage if he or she were an active employee. The named executive officers would also receive benefits under the 2009 UGI SERP (except for Mr. Beard, who would receive such benefits under the UGI SERP), calculated as if each of them had continued in employment for the continuation period.
Name	Change in Control Multiple	Continuation Period
Sean P. O’Brien	2.5x	2.5 years
Robert F. Beard	2x	2 years
John Koerwer	2.5x	2.5 years
Judy Zagorski	3x	3 years
For each of the named executive officers, outstanding performance units, stock units and dividend equivalents will only be paid for a qualifying termination of employment and will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table.
None of the change in control benefits for our named executive officers are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.
In order to receive benefits under their change in control agreements, each of our named executive officers is required to execute a release that discharges the Company and its subsidiaries from liability for any claims the named executive officer may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Potential Payments Upon Termination or Change in Control
The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2023 and are based on the 2021 Severance Plan, the severance plan in effect on such date. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to the named executive officer’s termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table and the Nonqualified Deferred Compensation Table. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.
Potential Payments Upon Termination or Change in Control Table – Fiscal 2023
Name & Triggering Event	Severance Pay ($)(1)(2)	Equity Awards with Accelerated Vesting ($)(3)	Nonqualified Retirement Benefits ($)(4)	Welfare & Other Benefits ($)(5)	Total ($)
R. Perreault
Death	0	3,451,035	0	0	3,451,035
Involuntary Termination Without Cause	5,750,000	0	0	49,784	5,799,784
Termination Following Change in Control	8,000,000	5,212,030	625,500	78,184	13,915,714
S. O’Brien
Death	0	181,515	0	0	181,515
Involuntary Termination Without Cause	2,187,501	0	0	52,006	2,239,507
Termination Following Change in Control	3,312,501	499,790	0	53,343	3,865,634
R. Beard
Death	0	1,065,552	2,996,908	0	4,062,460
Involuntary Termination Without Cause	2,292,813	0	3,300,523	45,453	5,638,789
Termination Following Change in Control	2,877,876	1,539,620	4,600,951	52,390	9,070,837
J. Koerwer
Death	0	381,033	0	0	381,033
Involuntary Termination Without Cause	1,291,257	0	0	50,662	1,341,919
Termination Following Change in Control	1,979,927	534,520	0	51,104	2,565,551
J. Zagorski
Death	0	746,868	0	0	746,868
Involuntary Termination Without Cause	1,716,992	0	0	42,974	1,759,966
Termination Following Change in Control	3,076,098	999,120	219,936	80,409	4,375,563
(1)
Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the 2021 Severance Plan. We assumed that 100% of the target annual bonus was paid.

(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.
(3)
In calculating the amounts shown under “Equity Awards with Accelerated Vesting”, we assumed (i) the continuation of the Company’s dividend at the rate in effect on September 30, 2023; and (ii) performance at the greater of actual through September 30, 2023 and target levels with respect to performance units.

(4)
Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table – Fiscal 2023 and the Nonqualified Deferred Compensation Table – Fiscal 2023. Mr. Beard participates in the UGI SERP and the UGI Pension Plan, each a defined benefit plan, while Messrs. O’Brien and Koerwer and Ms. Zagorski participate in the 2009 SERP, a defined contribution plan.

(5)	Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services and (iii) tax preparation services.
Market Price of Shares
The closing price of our Common Stock, as reported on the New York Stock Exchange Composite Tape on November 29, 2023, was $21.84.

CEO Pay Ratio
The Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules adopted by the SEC require disclosure of the ratio of the annual total compensation of its chief executive officer to the annual total compensation of its median employee. As permitted by SEC rules, we used the same median employee for Fiscal 2023 that we identified for Fiscal 2022 because there were no significant changes to the global employee population nor significant changes to employee compensation arrangements in Fiscal 2023. The following table shows the ratio of the annual total compensation of our former Chief Executive Officer, Roger Perreault, to that of our median employee for Fiscal 2023. In calculating the pay ratio, we did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations.
Annual total compensation of our former CEO for Fiscal 2023	$9,960,170
Annual total compensation of our median employee for Fiscal 2023	$67,391
Ratio of annual total compensation of our former CEO to the annual total compensation of our median employee for Fiscal 2023	148 to 1
Methodology:
1.
Because there were no significant changes to our workforce or employee compensation arrangements in Fiscal 2023, the median employee that we used for purposes of calculating CEO pay ratio for Fiscal 2023 is the same median employee that we identified for disclosure in Fiscal 2022.

2.
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K using Target Total Cash Compensation (base salary equivalent and overtime, plus incentive compensation and commissions) as our consistently applied compensation measure.

3.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total column (column (j))” of our Fiscal 2023 Summary Compensation Table included in this Proxy Statement.
The SEC regulations for identifying the median-paid employee and calculating the CEO pay ratio allow companies to apply various methodologies and assumptions and, as a result, the CEO pay ratio reported above may not be comparable to the CEO pay ratio reported by other companies.

Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our Named Executive Officers (“NEOs”) and certain financial performance metrics of the Company using a methodology that has been prescribed by the U.S. Securities and Exchange Commission. The disclosure does not necessarily reflect value actually realized by the NEOs or how the Committee evaluates compensation decisions in light of Company or individual performance. For discussion of how the Committee seeks to align pay with performance when making compensation decisions, please see the Compensation Discussion and Analysis beginning on page 29.

							Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO as of Fiscal Year End(1)	Summary Compensation Table Total for Former PEO(1)	Compensation Actually Paid to PEO as of Fiscal Year End(1)(2)	Compensation Actually Paid to Former PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(1) (2)	Total Shareholder Return	Peer Group Total Shareholder Return(3)	Net Income (Loss) ($ millions)	Adjusted EPS(4) ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$9,960,170	n/a	$2,087,247	n/a	$2,146,817	$508,745	$78.44	$108.98	($1,502.0)	$2.84
2022	$6,060,694	n/a	$2,096,450	n/a	$2,036,182	$526,688	$105.02	$117.20	$1,073.0	$2.90
2021	$4,107,789	$6,853,838	$5,305,593	$11,338,149	$2,326,699	$3,345,437	$133.50	$111.01	$1,467.0	$2.96
(1)
Mr. Perreault became our principal executive officer (“PEO”) on June 26, 2021 and was our PEO through Fiscal 2023. As previously announced, Mr. Perreault has ceased to serve as President and Chief Executive Officer of the Company, effective December 12, 2023. Mr. Walsh, our former PEO, retired on June 26, 2021. Our non-PEO NEOs included: (a) for Fiscal 2023, Messrs. O’Brien, Jastrzebski, Beard and Koerwer and Mses. Zagorski and Gaudiosi; (b) for Fiscal 2022, Messrs. Jastrzebski and Beard and Mses. Zagorski and Gaudiosi; and (c) for Fiscal 2021, Messrs. Jastrzebski, Beard and Gallagher and Mses. Zagorski and Gaudiosi.

(2)
The following amounts were deducted from/added to Summary Compensation Table total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (“CAP”) to our PEO and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

PEO Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2021	2022	2023
Summary Compensation Table Total	$4,107,789	$6,060,694	$9,960,170
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	—	—	—
Add Service Cost of Pension in Fiscal Year	—	—	—
Add Prior Service Cost of Pension in Fiscal Year	—	—	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(2,522,588)	(4,158,984)	(7,733,691)
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	2,855,539	1,999,801	1,454,565
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	745,506	(2,073,984)	(1,912,144)
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	48,425	151,830	168,939
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(4,165)	(13,838)	(36,180)
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	75,087	130,931	185,588
Compensation Actually Paid	$5,305,593	$2,096,450	$2,087,247

Former PEO Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2021	2022	2023
Summary Compensation Table Total	$6,853,838	n/a	n/a
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	—
Add Service Cost of Pension in Fiscal Year	571,123
Add Prior Service Cost of Pension in Fiscal Year	—
Subtract Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(4,000,639)
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	5,650,907
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	1,934,202
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	175,908
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(18,130)
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	170,940
Compensation Actually Paid	$11,338,149	n/a	n/a

Average other NEOs Summary Compensation Table Total to CAP Reconciliation
Fiscal Year	2021	2022	2023
Average Summary Compensation Table Total	$2,326,699	$2,036,182	$2,146,817
Deduct Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	(4,416)	—	(112,777)
Add Service Cost of Pension in Fiscal Year	40,323	48,571	24,384
Add Prior Service Cost of Pension in Fiscal Year	—	—	—
Deduct Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(946,162)	(996,247)	(1,220,089)
Add-Deduct Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	1,336,445	479,065	170,192
Add-Deduct Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	458,419	(1,148,318)	(294,986)
Add-Deduct Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	3,411
Add-Deduct Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	93,323	76,365	48,985
Deduct Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(2,135)	(12,696)	(254,651)
Add Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	42,941	43,766	(2,541)
Average Compensation Actually Paid for NEOs	$3,345,437	$526,688	$508,745
(3)	The Peer Group for which TSR is provided in column (g) is the S&P 500 Utilities Index.
(4)	Adjusted EPS is a Non-GAAP financial measure. For a discussion of adjustments, please see the “Executive Summary” section of our Compensation Discussion and Analysis.

The following graphs present the relationship during 2023, 2022, and 2021 between (1) CAP to (a) each person serving as PEO and (b) our other NEOs on an average basis, and each of (2) (a) the Company’s and Peer Group’s TSR for such years and (b) the Company’s Net Income and Adjusted EPS for such years.
RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & TSR	RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & NET INCOME

RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID & ADJUSTED EPS	TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES
• Adjusted EPS • Safety - OSHA recordables • Diversity & Inclusion goals • Relative TSR

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Security Ownership of Directors and Executive Officers
The following table shows the number of shares beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2023. The address for each beneficial owner in the table below is c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482.
Each other person named in the table beneficially owns less than 1.0% of the outstanding common stock. Directors and executive officers as a group own approximately 1.2% of the outstanding common stock. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2023 through UGI Corporation stock option exercises are included.
Beneficial Ownership of Directors, Nominees and Named Executive Officers
Name	Number of Shares of UGI Common Stock(1)	Number of UGI Stock Units(2)	Exercisable Options for UGI Common Stock
Robert F. Beard	50,915	0	289,196
M. Shawn Bort	14,345 (3)	60,522	64,290
Theodore A. Dosch	22,000	18,005	48,540
Monica M. Gaudiosi	61,109	0	484,026
Alan N. Harris	0	15,664	42,540
Frank S. Hermance	465,000 (4)	56,011	112,740
Ted J. Jastrzebski	21,279 (5)	0	0
John Koerwer	15,687 (6)	0	70,339
Mario Longhi	0	9,871	26,910
William J. Marrazzo	932	11,541	32,650
Cindy J. Miller	0	9,083	23,540
Sean P. O’Brien	0	0	0
Roger Perreault	41,125	0	387,429
Kelly A. Romano	0	12,761	35,040
Santiago Seage	0	0	0
Judy A. Zagorski	2,142	0	57,693
Directors and executive officers as a group (18 persons)	694,534	193,458	1,679,816
(1)	Sole voting and investment power unless otherwise specified.
(2)
The 2004 Omnibus Equity Compensation Plan, the 2013 Plan, and the 2021 Plan each provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.

(3)	Ms. Bort’s shares are held jointly with her spouse.
(4)	Mr. Hermance’s shares are held jointly with his spouse.
(5)	Mr. Jastrzebski holds 7,650 shares jointly with his spouse.
(6)	Mr. Koerwer holds 13,518 shares jointly with his spouse.

Securities Ownership of Certain Beneficial Owners
The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2023 for the quarter ended September 30, 2023.
Securities Ownership of Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	26,271,972 (2)	12.54%
Common Stock	BlackRock Inc. 55 East 52nd Street New York, NY 10055	26,920,187 (3)	12.84%
(1)	Based on 209,502,512 shares of common stock issued and outstanding at September 30, 2023.
(2)
The reporting person, and certain related entities, have shared voting power with respect to 72,809 shares, no voting power with respect to 26,199,163 shares, shared investment power with respect to 274,036 shares, and sole investment power with respect to 25,997,963 shares.

(3)
The reporting person, and certain related entities, has sole voting power with respect to 26,076,783 shares, no voting power with respect to 843,404 shares, shared investment power with respect to 880 shares, and sole investment power with respect to 26,920,187 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our Directors, certain officers and 10% beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2023, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

Item 2 — Advisory Vote on UGI Corporation’s Executive Compensation
Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” beginning on pages 29 and 46, respectively, of this Proxy Statement. At the 2023 Annual Meeting, nearly 96% of our voting shareholders voted to approve the compensation of our named executive officers and, at our 2022 Annual Meeting, nearly 95% of our voting shareholders voted to approve the compensation of our named executive officers.
We believe that the interests of our named executive officers and our shareholders are closely aligned. As described in the Compensation Discussion and Analysis, the compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. The Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board of Directors and our Compensation and Management Development Committee make executive compensation decisions.
In making executive compensation decisions, our Compensation and Management Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:
•	Our Compensation and Management Development Committee is composed entirely of Directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.
•	Our Compensation and Management Development Committee utilizes the services of Pay Governance LLC, an independent outside compensation consultant.
•
The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2023, 75% of the principal compensation components, in the case of Mr. Perreault, and 58% to 68% of the principal compensation components, in the case of all other named executive officers, were variable and tied to performance objectives.

•
The Company awards a substantial portion of compensation in the form of long-term awards, namely performance stock units, restricted stock units, and stock options, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•
Annual bonus opportunities for the named executive officers are based primarily on key financial metrics, safety performance, and diversity and inclusion goals. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.

•
We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). In addition, we require a double trigger for the accelerated vesting of equity awards in the event of a change in control. None of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 57.

•	We have robust stock ownership and retention guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership and Retention Policy, beginning on page 44.

•
We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, pursuant to the rules of the NYSE and the Securities and Exchange Commission.

•
We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board of Directors and the Compensation and Management Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

Item 3 — Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm to examine and report on the consolidated financial statements of the Company for the fiscal year ending September 30, 2024. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be present at the 2024 Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our shareholders.
The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

Item 4 — Other Matters
The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS, ANNUAL MEETING AND VOTING
This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Friday, January 26, 2024, beginning at 9:00 a.m. Eastern Standard Time. The Annual Meeting and any postponements or adjournments thereof will be conducted solely by remote communication through a virtual meeting format, rather than an in-person meeting. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 15, 2023.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?
The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduces the impact of our Annual Meeting on the environment and reduces costs.
Who is entitled to vote?
Only shareholders of record at the close of business on November 20, 2023, the record date, are entitled to vote at the Annual Meeting. On November 20, 2023, there were 209,496,043 shares of common stock outstanding. Each shareholder has one vote per share on all matters to be voted on.
How can I vote my shares held in the Company’s Employee Savings Plans?
You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants.
How can I change my vote?
You can change or revoke your vote at any time before polls close at the 2024 Annual Meeting:
•
If you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal office, 500 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card.

•	You can vote again, either over the Internet or by telephone.
•	If you hold your shares through a broker, bank or
other nominee, you can revoke your proxy by
contacting the broker, bank or other nominee and following its procedure for revocation.
•
Shareholders of record may change or revoke their proxy at any time before it is exercised at the Annual Meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Thursday, January 25, 2024, or by attending the virtual Annual Meeting and following the voting instructions provided on the Meeting website. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record for changing or revoking your proxy. Your last vote is the vote that will be counted.

What is a quorum?
A “quorum” is the presence at the Annual Meeting, virtually or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote. A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.
How are votes, abstentions and broker non-votes counted?
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.
When a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” means that a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine.
As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.
What vote is required to approve each item?
Election of Directors: Majority of Votes Cast
Under our Bylaws and Principles of Corporate Governance, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that a Director nominee will be elected to our Board of Directors if the votes cast “FOR” such Director nominee exceed the votes cast “AGAINST” him or her. In addition, an incumbent Director will be required to tender his or her resignation if a majority of the votes cast are not in his or her favor in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether to accept the incumbent Director’s resignation, and the Board will have 90 days from the date of the election to determine whether to accept such resignation.
Advisory Approval of Executive Compensation:
Majority of Votes Cast
The approval, by advisory vote, of the Company’s executive compensation requires the affirmative vote of a majority of the shares present virtually or by proxy and entitled to vote at the 2024 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Management Development Committee. However, our Board of Directors and the Compensation and Management Development Committee value the opinions of our shareholders and will consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.
Ratification of the selection of Ernst & Young LLP:
Majority of Votes Cast
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2024 requires the affirmative vote of a majority of the votes cast at the meeting to be approved.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast by proxy or virtually at the Annual Meeting and act as inspectors of election.
Why is the Annual Meeting virtual and can I submit questions?
By hosting a virtual Annual Meeting, we are able to provide cost savings to both us and our shareholders, and to enable shareholder participation from any location around the world. The 2024 Annual Meeting will be conducted solely by remote communication through a virtual meeting format and in-person attendance will not be permitted. We have designed the virtual meeting format to ensure that our shareholders are afforded the same rights and opportunity to participate in the virtual Annual Meeting as they would at an in-person meeting, including the ability to vote shares electronically during the Annual Meeting and ask questions in accordance with the rules of conduct for the meeting.
Shareholders who wish to submit a question in advance may do so by visiting www.proxyvote.com. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.
What are the deadlines for Shareholder proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action as follows:
•
Shareholders who wish to include a proposal in the Company’s proxy statement for the 2024 Annual Meeting must comply in all respects with the rules of the SEC relating to such inclusion, and must submit the proposals to the Corporate Secretary at our principal office, 500 North Gulph Road, King of Prussia, Pennsylvania 19406, no later than August 17, 2024.

•
If any shareholder wishes to present a proposal at the 2024 Annual Meeting that is not included in our proxy statement for that meeting, the proposal must be received by the Corporate Secretary at the above address by October 31, 2024. For proposals that are not received by

October 31, 2024, the proxy holders will have discretionary authority to vote on the matter without including advice on the nature of the proposal or on how the proxy holders intend to vote on the proposal in our proxy statement.
•
Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees under the universal proxy rules must provide notice to the Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 27, 2024.

•
Shareholders who wish to include a director nominee in the Company’s proxy statement for the 2024 Annual Meeting must comply in all respects with the terms and conditions set forth in the Company’s Bylaws and must submit such nominee to the Corporate Secretary at the above address no earlier than July 18, 2024 and no later than August 17, 2024.

•	All proposals and notifications should be addressed to the Corporate Secretary at our principal office, 500 North Gulph Road, King of Prussia, Pennsylvania 19406.
How much did this proxy solicitation cost?
The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $10,000 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone without additional compensation.

Corporate Information
COMPANY HEADQUARTERS UGI Corporation 500 North Gulph Road King of Prussia, PA 19406 (610) 337-1000 www.ugicorp.com
INVESTOR RELATIONS
Securities analysts, portfolio managers and other
members of the professional investment community
should direct inquiries about the Company to:
Senior Director, Investor Relations
UGI Corporation
P.O. Box 858
Valley Forge, PA 19482
(610) 337-1000

INDEPENDENT AUDITORS Ernst & Young LLP
ANNUAL MEETING
The Annual Meeting of Shareholders will be held
virtually at 9:00 am Eastern on Friday, January 26,
2024. Interested parties may listen to the audio webcast
at www.virtualshareholdermeeting.com/UGI2024

TRANSFER AGENT Shareholder communications regarding transfer of shares, book- entry shares, lost certificates, lost dividend checks or changes of address should be directed to:		NYSE SYMBOL UGI
By Mail: Computershare P.O. Box 43006 Providence, RI 02940-3066 800-850-1774 (U.S. and Canada);	By Overnight Delivery: Computershare 150 Royall St., Suite 101 Canton, MA 02021 312-360-5100 (other countries)
Forward-Looking Statements
Information contained in this Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you against relying on any forward-looking statement as these statements are subject to risks and uncertainties that may cause actual results to vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind our Risk Factors included in Item 1A herein and the following important factors that could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements: (1) weather conditions, including increasingly uncertain weather patterns due to climate change, resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; (2) cost volatility and availability of energy products, including propane and other LPG, electricity, and natural gas, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; (3) changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; (4) inability to timely recover costs through utility rate proceedings; (5) the impact of pending and future legal or regulatory proceedings, inquiries or investigations; (6) competitive pressures from the same and alternative energy sources; (7) failure to acquire new customers or retain current customers thereby reducing or limiting any increase in revenues; (8) liability for environmental claims; (9) increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; (10) adverse labor relations and our ability to address existing or potential workforce shortages; (11) customer, counterparty, supplier, or vendor defaults; (12) liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics, and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; (13) transmission or distribution system service interruptions; (14) political, regulatory and economic conditions in the United

States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the conflict in the Middle East, the European energy crisis, and foreign currency exchange rate fluctuations, particularly the euro; (15) credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; (16) changes in commodity market prices resulting in significantly higher cash collateral requirements; (17) impacts of our indebtedness and the restrictive covenants in our debt agreements; (18) reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; (19) changes in Marcellus and Utica Shale gas production; (20) the success of our strategic initiatives and investments that are intended to advance our business strategy; (21) our ability to successfully integrate acquired businesses and achieve anticipated synergies; (22) the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber attack; (23) the inability to complete pending or future energy infrastructure projects; (24) our ability to attract, develop, retain and engage key employees; (25) uncertainties related to global pandemics; (26) the impact of a material impairment of our assets; (27) the impact of proposed or future tax legislation; (28) the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; (29) our ability to protect our intellectual property; (30) our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations; and (31) our ability to control operating costs and realize cost savings. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement whether as a result of new information or future events except as required by the federal securities laws.

UGI CORPORATION

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 25, 2024 for shares held directly and by 11:59 p.m. Eastern Time on January 23, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UGI2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 25, 2024 for shares held directly and by 11:59 p.m. Eastern Time on January 23, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27367-P00460-Z86319

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UGI CORPORATION

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:

1. Election of Directors

Nominees:

To be elected for terms expiring in 2025:

	For	Against	Abstain
1a. Mario Longhi, Chair	☐	☐	☐
1b. M. Shawn Bort	☐	☐	☐
1c. Theodore A. Dosch	☐	☐	☐
1d. Alan N. Harris	☐	☐	☐
1e. William J. Marrazzo	☐	☐	☐
1f. Cindy J. Miller	☐	☐	☐
1g. N/A	☐	☐	☐
1h. Kelly A. Romano	☐	☐	☐
1i. Santiago Seage	☐	☐	☐

	For	Against	Abstain
2. Advisory Vote on Executive Compensation	☐	☐	☐
3. Ratification of Independent Registered Public Accounting Firm for 2024	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V27368-P00460-Z86319

PROXY - UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION

The undersigned hereby appoints M. Shawn Bort and Mario Longhi, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held Friday, January 26, 2024 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

For participants in the UGI Utilities, Inc. Savings Plan and the AmeriGas Propane, Inc. Savings Plan (together, the "Plans"), this Proxy Card will constitute voting instructions to the Trustee under the Plans, as indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion upon such other matters as may properly come before the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)